UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240. 14a-12

MASCO CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:
	☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Masco Corporation 21001 Van Born Road Taylor, Michigan 48180 313-274-7400 www.masco.com

April 2, 2015

Dear Stockholder:

You are cordially invited to attend Masco Corporation’s Annual Meeting of Stockholders on Monday, May 4, 2015 at our corporate office in Taylor, Michigan.

The following pages contain information regarding the meeting schedule and the matters proposed for your consideration and vote. Following our formal meeting, we expect to provide a review of our operations and respond to your questions.

Our Annual Meeting agenda again includes an advisory “say-on-pay” vote to approve the compensation paid to our named executive officers. We believe that our continued efforts to enhance our pay-for-performance practices resulted in over 96% of the votes cast last year in favor of the compensation paid to our named executive officers. We also continued our robust shareholder engagement program by reaching out to our largest stockholders in the spring and in the fall to discuss a broad range of executive compensation and governance topics.

We urge you to carefully consider the information in the proxy statement regarding the proposals to be presented at our Annual Meeting. Your vote on the proposals presented in the accompanying notice and proxy statement is important, regardless of whether or not you are able to attend the Annual Meeting. Voting instructions can be found on the enclosed proxy card. Please submit your vote today by internet, telephone or mail.

On behalf of our entire Board of Directors, we thank you for your continued support of Masco Corporation and look forward to seeing you on May 4.

Sincerely,

Verne G. Istock

Chairman of the Board

Keith J. Allman

President and Chief Executive Officer

MASCO CORPORATION 2015 PROXY STATEMENT	May 4, 2015

MASCO CORPORATION

Notice of Annual Meeting of Stockholders

Date:	May 4, 2015
Time:	10:00 a.m. Eastern time
Place:	Masco Corporation
21001 Van Born Road
Taylor, Michigan 48180

The purposes of the Annual Meeting are:

1.	To elect four Class III directors;

2.	To consider and act upon a proposal to approve the compensation of the Company’s named executive officers;

3.	To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for 2015; and

4.	To transact such other business as may properly come before the meeting.

The Company recommends that you vote as follows:

•	FOR each director nominee;

•	FOR the approval of executive compensation;

•	FOR the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors.

Stockholders of record at the close of business on March 13, 2015 are entitled to vote at the Annual Meeting or any adjournment or postponement of the meeting. Whether or not you plan to attend the Annual Meeting, you can ensure that your shares are represented at the meeting by promptly voting by internet or by telephone, or by completing, signing, dating and returning your proxy card in the enclosed postage prepaid envelope. Instructions for each of these methods and the control number that you will need are provided on the proxy card. You may withdraw your proxy before it is exercised by following the directions in the proxy statement. Alternatively, you may vote in person at the meeting. Directions to our corporate office, where the meeting will be held, are on the back cover of the proxy statement.

By Order of the Board of Directors,

Kenneth G. Cole

Vice President, General Counsel and Secretary

April 2, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON MAY 4, 2015. THIS PROXY STATEMENT AND THE

MASCO CORPORATION 2014 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT:

http://www.ezodproxy.com/masco/2015

May 4, 2015	MASCO CORPORATION 2015 PROXY STATEMENT

2015 Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider. You should read the entire proxy statement carefully before voting.

MEETING INFORMATION

Date:	May 4, 2015	Record Date:	March 13, 2015
Time: Place:	10:00 a.m. Eastern time Masco Corporation 21001 Van Born Road Taylor, Michigan 48180	Shares Outstanding as of the Record Date:	348,596,318

VOTING MATTERS

	Proposals	Board Recommendation	Vote Required
Proposal 1:	Election of Class III Directors	FOR EACH NOMINEE	Majority of Votes Cast
Proposal 2:	Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers	FOR	Majority of Votes Cast
Proposal 3:	Ratification of the Selection of Independent Auditors	FOR	Majority of Votes Cast

DIRECTOR NOMINEES

The following individuals are director nominees for Class III, with a term expiring at the Annual Meeting in 2018.

				Committees
Name	Position	Director Since	Independent	Audit	Organization and Compensation	Corporate Governance and Nominating
Mark R. Alexander	Senior Vice President of Campbell Soup Company and President – Campbell North America	2014	X	X		X
Richard A. Manoogian	Chairman Emeritus of Masco Corporation	1964
John C. Plant	Chairman, Chief Executive Officer and President of TRW Automotive Holdings Corp.	2012	X	X		X
Mary Ann Van Lokeren	Retired Chairman and Chief Executive Officer of Krey Distributing Company	1997	X		Chair	X

MASCO CORPORATION 2015 PROXY STATEMENT	May 4, 2015

2014 EXECUTIVE COMPENSATION

We are committed to maintaining executive compensation programs that promote the long-term interests of our stockholders by attracting and retaining talented executives and motivating them to achieve our business objectives and to create long-term value for our stockholders.

At our 2014 Annual Meeting, over 96% of the votes cast on our say-on-pay proposal approved the compensation paid to our named executive officers. We believe that this strong approval resulted from our commitment to pay-for-performance.

In 2014, for the third consecutive year, our results improved as compared to the previous year; however, we did not achieve the target goals that were established for our annual performance program. In setting the target goals, our Organization and Compensation Committee required us to exceed our 2013 operating profit target by $315 million, and to improve our 2013 working capital as a percentage of sales target by 0.8%. We achieved the target goal for working capital as a percentage of sales; however, our adjusted operating profit, while $130 million greater than 2013, was below the 2014 target. Since the operating profit goal was more heavily weighted, our overall performance result was 80% of the target. As a result, consistent with our commitment to pay-for-performance, the restricted stock awards granted and cash bonuses earned by our executives for 2014 performance were less than 2013, except for Mr. Allman, who was promoted to CEO in 2014. Under our Long Term Cash Incentive Program (LTCIP), we achieved an average adjusted return on invested capital (ROIC) of 8.53% for the three-year period from 2012 to 2014. This reflected significant improvement in our adjusted ROIC, which was 3.8% in 2011, prior to the establishment of the LTCIP and resulted in payment of the maximum award opportunity for our executive officers who participated in the LTCIP.

During 2014, our Organization and Compensation Committee again reviewed our compensation programs and practices to ensure that our Company’s interests and the objectives for our compensation programs are aligned. We also continued our robust stockholder engagement program by reaching out to our largest stockholders in the spring and in the fall to discuss a broad range of executive compensation and governance topics.

Our compensation programs incorporate many “best practices,” such as:

•

Our compensation programs are weighted toward long-term incentives and our mix of these incentives gives approximately equal weight to performance-based restricted stock, stock options and our three-year Long Term Cash Incentive Program;

•	Our restricted stock and stock option awards generally have five-year vesting schedules, longer than typical market practices;

•	We employ an annual market analysis of executive compensation relative to peer companies and published survey data for comparably-sized companies;

•	We provide limited perquisites to our executive officers;

•	Our anti-hedging and anti-pledging policy prohibits the hedging of our stock by our executives and directors, and also prohibits these individuals from making future pledges of our stock;

•

Our clawback policy provides that if we restate our financial statements, other than as a result of changes to accounting rules or regulations, our Organization and Compensation Committee may recover from our executives incentive compensation that was paid or granted in the three-year period prior to the restatement regardless of whether misconduct caused the restatement;

•	We require our CEO to own stock valued at six times his base salary;

•	We eliminated the excise tax gross-up feature on all equity grants made since 2012;

May 4, 2015	MASCO CORPORATION 2015 PROXY STATEMENT

•	We have double-trigger vesting of equity on a change in control (for all equity grants beginning in 2013);

•	We have no employment agreements, change in control agreements or contractual severance agreements with our executive officers;

•	Our equity plan prohibits the repricing of options; and

•	Our Organization and Compensation Committee, comprised exclusively of independent directors, uses tally sheets and analyzes risk in setting executive compensation.

MASCO CORPORATION 2015 PROXY STATEMENT	May 4, 2015

May 4, 2015	MASCO CORPORATION 2015 PROXY STATEMENT

MASCO CORPORATION 2015 PROXY STATEMENT	PART I – GENERAL INFORMATION

MASCO CORPORATION Proxy Statement for the 2015 Annual Meeting of Stockholders

GENERAL INFORMATION

The Board of Directors of Masco Corporation (referred to as the “Company” or “we,” “us,” or “our” in this proxy statement) is soliciting the enclosed proxy for use at the Annual Meeting of Stockholders of Masco Corporation to be held at our corporate office at 21001 Van Born Road, Taylor, Michigan 48180, on Monday, May 4, 2015 at 10:00 a.m. Eastern time, and at any adjournment or postponement of the Annual Meeting. This proxy statement and the enclosed proxy card are being mailed or otherwise made available to stockholders on or about April 2, 2015. We are concurrently mailing to stockholders a copy of our 2014 Annual Report to Stockholders, which includes our Form 10-K for the year ended December 31, 2014.

Who is entitled to vote at the Annual Meeting?

Our Board established the close of business on March 13, 2015 as the record date to determine the stockholders entitled to receive a notice of, and to vote at, our Annual Meeting or an adjournment or postponement of the meeting. On the record date, there were 348,596,318 shares of our common stock, $1 par value, outstanding and entitled to vote. Each share of our common stock represents one vote that may be voted on each matter that may come before the Annual Meeting.

All shares of our common stock represented by properly executed and unrevoked proxies will be voted by the persons named as proxy holders in accordance with the instructions given. If no instructions are indicated on a proxy, properly executed proxies will be voted as follows:

•	FOR each director nominee,

•	FOR the approval of executive compensation, and

•	FOR the selection of PricewaterhouseCoopers LLP as our independent auditors.

What is the difference between holding shares as a record holder and as a beneficial owner?

If your shares are registered in your name with our registrar and transfer agent, Computershare, you are the “record holder” of those shares. If you are a record holder, we have provided these proxy materials directly to you.

If your shares are held in a stock brokerage account, or with a bank or other holder of record, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials have been forwarded to you by your bank or broker. As the beneficial owner, you have the right to instruct that organization on how to vote your shares.

What is a broker non-vote?

If your shares are held in “street name” through a bank, broker or other nominee, you must provide voting instructions to that organization. If you do not provide voting instructions, the organization may vote in its discretion on routine proposals, but not on non-routine proposals, which is called a “broker non-vote.” Except for Proposal 3, Ratification of Selection of Independent Auditors, all of the proposals on our agenda are non-routine.

How are abstentions and broker non-votes treated?

Abstentions and broker non-votes are not treated as votes cast with respect to Proposals 1, 2 and 3, so they will not have an effect on those proposals.

PART I – GENERAL INFORMATION	MASCO CORPORATION 2015 PROXY STATEMENT

What constitutes a quorum?

To conduct business at our Annual Meeting, we must have a quorum of stockholders present. A quorum is present when a majority of the outstanding shares of stock entitled to vote, as of the record date, are represented in person or by proxy. Broker non-votes and abstentions will be counted toward the establishment of the quorum.

How can I submit my vote?

There are four methods you can use to vote: by internet, by telephone, by mail or in person. Submitting your proxy by internet, telephone or mail will not affect your right to attend the Annual Meeting and change your vote. Unless you are voting in person, your vote must be received by 11:59 p.m. Eastern time on May 3, 2015.

Method	Record Holder	Beneficial Owner
Internet	Have your proxy card available and log on to www.proxyvote.com.	If your bank or broker makes this method available, the instructions will be included with the proxy materials.
Telephone	Have your proxy card available and call (800) 690-6903 from a touchtone telephone anywhere (toll free only in the United States).	If your bank or broker makes this method available, the instructions will be included with the proxy materials.
Mail Your Proxy Card	Mark, date, sign and promptly mail the enclosed proxy card in the postage-paid envelope provided for mailing in the United States.	Mark, date, sign and promptly mail the voting instruction form provided by your bank or broker in the postage-paid envelope provided for mailing in the United States.
In Person	You may vote by ballot in person at the Annual Meeting.	Obtain proof of stock ownership as of the record date and a valid legal proxy from the organization that holds your shares and attend the Annual Meeting.

How many votes are needed for each proposal to pass?

All of the matters to be considered at our Annual Meeting require the approval of a majority of the votes that are actually cast.

Our Bylaws provide that, in uncontested elections, directors are elected if the majority of votes cast FOR each nominee exceed the votes cast AGAINST such nominee. Proxies cannot be voted for a greater number of persons than the number of nominees named. Each director nominee will provide to us an irrevocable resignation if the majority of the votes cast are against him or her. The resignation will be effective within 90 days after the election results are certified, if the Board (excluding nominees who did not receive a majority of votes for their election) accepts the resignation, which it will do in the absence of a compelling reason otherwise.

If you are the stockholder of record, and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this proxy statement, and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

Is my proxy revocable?

You may revoke your proxy before it is exercised by voting in person at the Annual Meeting, by timely delivering a subsequent proxy or by notifying us in writing of such revocation to the attention of Kenneth G. Cole, Secretary, at 21001 Van Born Road, Taylor, Michigan 48180 before your proxy is voted. Unless you revoke your proxy in person at the meeting, your revocation must be received by 11:59 p.m. Eastern time on May 3, 2015.

MASCO CORPORATION 2015 PROXY STATEMENT	PART I – GENERAL INFORMATION

Who is paying for the expenses involved in preparing and mailing this proxy statement?

We are paying the expenses involved in preparing, assembling and mailing these proxy materials and all costs of soliciting proxies. Our executive officers and other employees may solicit proxies, without additional compensation, personally and by telephone and other means of communication. In addition, we have retained Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902, to assist in the solicitation of proxies for a fee of $12,000, plus expenses. If you have questions about voting your shares, you may call Morrow & Co., LLC, at (800) 607-0088 (for stockholders) or (203) 658-9400 (for banks and brokerage firms). We will reimburse brokers and other persons holding our common stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy materials to beneficial owners.

What happens if additional matters are presented at the Annual Meeting?

Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Messrs. Allman and Cole, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any reason any of our director nominees is not available as a candidate, Messrs. Allman and Cole may vote your shares for another candidate (or candidates) who may be nominated by the Board, or the Board may reduce its size.

What is “householding” and how does it affect me?

The proxy rules of the Securities and Exchange Commission (the “SEC”) permit companies and intermediaries, such as brokers and banks, to satisfy proxy statement delivery requirements for two or more stockholders sharing an address by delivering one proxy statement to those stockholders. This procedure, known as “householding,” reduces the amount of duplicate information that stockholders receive and lowers our printing and mailing costs.

We have been notified that certain intermediaries will use householding for our proxy materials and our 2014 Annual Report. Therefore, only one proxy statement and 2014 Annual Report may have been delivered to your address if multiple stockholders share that address. Stockholders who wish to opt out of this procedure and receive separate copies of the proxy statement and annual report in the future, or stockholders who are receiving multiple copies and would like to receive only one copy, should contact their bank, broker or other nominee or us at the address and telephone number below.

We will promptly send a separate copy of the proxy statement for the Annual Meeting or 2014 Annual Report if you send your request to webmaster@mascohq.com, call our Investor Relations Department at (313) 274-7400, or if you write to Investor Relations, Masco Corporation, 21001 Van Born Road, Taylor, Michigan 48180.

Our Website

We maintain a website at www.masco.com. The information on our website is not a part of this proxy statement, and it is not incorporated into any other filings we make with the SEC.

PART II – CORPORATE GOVERNANCE	MASCO CORPORATION 2015 PROXY STATEMENT

Corporate Governance

Our Board of Directors is committed to maintaining our high standards of ethical business conduct and corporate governance principles and practices.

Leadership Structure of the Board of Directors

Mr. Verne Istock assumed the role of Chairman of the Board effective July 1, 2012. Mr. Istock had served as our Lead Director (formerly Presiding Director) since 2003. As previously reported, Mr. Istock announced his resignation from the Board effective May 4, 2015, the date of our Annual Meeting of Stockholders. Mr. J. Michael Losh will succeed Mr. Istock as the Chairman of the Board.

As an independent Chairman of the Board, Mr. Istock has had a strong working relationship with the other directors. He has presided at Board meetings and at executive sessions of the independent directors; consulted with management regarding information sent to the Board; approved the Board’s meeting agendas and assured that there was sufficient time for discussion of all agenda items; had the authority to call meetings of the independent directors; and oversaw the Board and Committee self-evaluation process.

The Board believes that its leadership structure is in the best interests of the Company and our stockholders at this time; however, the Board has no policy with respect to the separation of the roles of CEO and Chairman and believes that this matter should be discussed and determined by the Board from time to time, based on all of the then-current facts and circumstances. If the roles of Chairman and CEO are combined in the future, the role of Lead Director would likely become part of our Board leadership structure again.

If you are interested in contacting the Chairman of the Board, you may send your communication in care of our Secretary to the address specified in “Communications with Our Board of Directors” below.

Independence of our Directors

Our Corporate Governance Guidelines require that a majority of our directors qualify as “independent” under the requirements of applicable law and the New York Stock Exchange’s listing standards. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with us. Our Board has adopted standards to assist it in making a determination of independence for directors. These standards are posted on our website at www.masco.com.

Our Board has determined that ten of our twelve current directors, including all of our non-employee directors other than Mr. Manoogian, are independent. Our independent directors are Messrs. Alexander, Archer, Istock, Losh, O’Herlihy, Parfet, Plant and Turner, Ms. Payne and Ms. Van Lokeren. In making its independence determinations, the Board reviewed all transactions, relationships and arrangements for the last three fiscal years involving each non-employee director and the Company. In evaluating Mr. O’Herlihy’s independence, the Board considered the fact that, from time to time, we and our consolidated subsidiaries purchase goods and services from Illinois Tool Works Inc. and its subsidiaries. The aggregate amount of these purchases was approximately $2 million in 2014. The Board does not believe that Mr. O’Herlihy has a material interest in these transactions. As an employee, Mr. Allman, our President and Chief Executive Officer (“CEO”), is not an independent director.

The Board also determined that we did not make any discretionary charitable contributions exceeding the greater of $1 million or 2% of the revenues of any charitable organization in which any of our directors was actively involved in the day-to-day operations.

Board of Directors and Independent Committees of the Board

The standing committees of our Board of Directors are the Audit Committee, the Organization and Compensation Committee and the Corporate Governance and Nominating Committee. Every member of each

MASCO CORPORATION 2015 PROXY STATEMENT	PART II – CORPORATE GOVERNANCE

of these committees qualifies as independent. These committees function pursuant to written charters adopted by the Board. The committee charters, as well as our Corporate Governance Guidelines and our Code of Business Ethics, are posted on our website at www.masco.com and are available to you in print from the website or upon request. Amendments to or waivers of the Code of Business Ethics for directors and executive officers, if any, will be posted on our website.

Our non-employee directors frequently meet in executive session without management, and the independent directors meet separately at least once per year. The Chairman of the Board presides over these executive sessions.

Risk Oversight

Management continually monitors four general categories of risk related to our business: financial reporting risk, strategic risk, operational risk, and legal and compliance risk. The entire Board discharges its oversight of risk through an annual review and discussion of a comprehensive analysis prepared by management on material risks facing us; updates regarding these risks are presented at each subsequent Board meeting. Our President and Chief Executive Officer, as the head of our management team and a member of the Board, assists the Board in its risk oversight function and leads those discussions.

The Organization and Compensation Committee considers risk issues related to compensation and has determined that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us. Our executive officers and other members of management report to the Organization and Compensation Committee on executive compensation programs at our business units to assess whether these programs or practices expose us to excessive risk taking.

At each of its meetings, the Audit Committee discharges its oversight of financial reporting risk through review and discussion of management’s reports and analyses of financial reporting risk and risk management practices. At a majority of its meetings, the Audit Committee also reviews and discusses certain additional financial and non-financial risks which we believe are most germane to our business activities.

Communications with Our Board of Directors

If you are interested in contacting our Chairman of the Board, an individual director, our Board of Directors as a group, our independent directors as a group, or a specific Board committee, you may send your communication in care of:

Kenneth G. Cole, Secretary

Masco Corporation

21001 Van Born Road

Taylor, Michigan 48180

Please specify the applicable party or parties you wish to contact in your communication.

PART II – CORPORATE GOVERNANCE	MASCO CORPORATION 2015 PROXY STATEMENT

Executive Officers

Our Board of Directors elects our executive officers annually. Our current executive officers are listed below.

Name	Position	Age	Executive Officer Since
Keith J. Allman	President and Chief Executive Officer	52	2014
Amit Bhargava	Vice President, Strategy and Corporate Development	51	2015
Kenneth G. Cole	Vice President, General Counsel and Secretary	49	2013
Christopher Kastner	Vice President, Masco Operating System	43	2014
John P. Lindow	Vice President, Controller	51	2011
Richard A. O’Reagan	Group President, Global Plumbing	51	2014
Renee Straber	Vice President, Chief Human Resource Officer	44	2014
John G. Sznewajs	Vice President, Treasurer and Chief Financial Officer	47	2005
Gerald Volas	Group President, North American Diversified Businesses	60	2014

Mr. Allman’s experience is described in “Part III – Board of Directors” under “Class II Directors (Term Expiring at the Annual Meeting in 2017).”

Mr. Bhargava joined us in January 2015 as Vice President, Strategy and Corporate Development. He served as Vice President, Enterprise Strategy & Development for UTC Aerospace Systems from 2013 through 2014, where he was responsible for implementing cost reductions and strategic sourcing. He previously served as Corporate Director, Corporate Strategy and Development for United Technologies Corporation (2012 – 2013) and as the Vice-President Business Development & Strategy for UTC Fire & Security (2011). In these roles, he completed the divestitures of several businesses and led corporate strategy initiatives. He was employed by Danaher Corporation from 2005 to 2011, where he served as Vice President Business Development, Test & Measurement Segment.

Mr. Cole was elected as our Vice President, General Counsel and Secretary in July 2013. Mr. Cole joined us in 2004 and has held positions of increasing responsibility in our legal department, serving most recently as Senior Assistant General Counsel and Director of Commercial Legal Affairs.

Mr. Kastner became our Vice President, Masco Operating System in December 2014. He joined Danaher Corporation in 1995, where he worked for various business units, most recently as President (General Manager) of Anderson Instruments Co. (2013 – 2014) and as Vice President Global Operations – Gilbarco Veeder-Root (2008 – 2014). At Gilbarco Veeder-Root, he was responsible for the operations and the supply chain for nine global manufacturing facilities and the development and execution of their strategic operations plans. Mr. Kastner also served as Gilbarco Veeder-Root’s Vice President Commercial (2012 – 2013) and Vice President Global Dispensing (2011 – 2012), with responsibilities for direct and channel sales, marketing, product management and strategy.

Mr. Lindow was elected as our Vice President, Controller in May 2011. He was a Masco Group Controller from 2000 to 2007, and then served as Vice President Administration – Plumbing Products Platform until 2009, when he became the Vice President, Controller.

Mr. O’Reagan was promoted to Group President, Global Plumbing in May 2014. He joined Masco in 2008 as Vice President of Sales for Delta Faucet Company and in 2011 became the President of Delta Faucet Company.

Ms. Straber was elected Vice President, Chief Human Resource Officer in May 2014, after serving as our Group Director – Human Resources since 2012. She joined Masco in 1995 as a Human Resource Representative for Delta Faucet Company and was promoted to Vice President, Human Resources for Delta Faucet Company in 2007.

MASCO CORPORATION 2015 PROXY STATEMENT	PART II – CORPORATE GOVERNANCE

Mr. Sznewajs was elected as our Vice President, Treasurer and Chief Financial Officer in 2007. He has served as our Vice President and Treasurer since 2005 and was previously our Vice President – Business Development (2003 – 2005).

Mr. Volas has been employed by Masco since 1982 and has served as Group President, North American Diversified Businesses since May 2014. He previously served as a Group President (2006 – 2014).

PART II – CORPORATE GOVERNANCE	MASCO CORPORATION 2015 PROXY STATEMENT

Security Ownership of Management and Certain Beneficial Owners

The following table shows the beneficial ownership of our common stock as of December 31, 2014 by (i) each of our directors and director nominees, (ii) each named executive officer included in the 2014 Summary Compensation Table, (iii) all of our directors and current executive officers as a group (20 individuals), and (iv) all persons whom we know to be beneficial owners of five percent or more of our common stock. Except as indicated below, each person exercises sole voting and investment power with respect to the shares listed.

Name	Shares of Common Stock Beneficially Owned (1)	Percentage of Voting Power Beneficially Owned
Mark R. Alexander	3,080	*
Keith J. Allman	399,316	*
Dennis W. Archer	80,490	*
Verne G. Istock	105,050	*
John P. Lindow	277,088	*
J. Michael Losh	86,870	*
Richard A. Manoogian (2)	5,722,342	1.6%
Christopher A. O’Herlihy	10,900	*
Richard A. O’Reagan	85,115	*
Donald R. Parfet	18,514	*
Lisa A. Payne (3)	98,735	*
John C. Plant	16,350	*
John G. Sznewajs	962,611	*
Reginald M. Turner, Jr. (4)	—	—
Mary Ann Van Lokeren (5)	103,550	*
Gerald Volas (6)	836,410	*
All directors and current executive officers of Masco as a group (1)	8,988,457	2.5%
Timothy Wadhams (7)	3,533,039	*
Jai Shah (8)	452,738	*
BlackRock Inc. (9) 40 East 52nd Street, New York, New York 10022	21,197,965	6.0%
Capital World Investors (10) 333 South Hope Street, Los Angeles, California 90071	31,748,751	8.9%
The Vanguard Group (11) 100 Vanguard Blvd., Malvern, Pennsylvania 19355	27,238,709	7.6%

*	Less than one percent

(1)

Includes shares of unvested restricted stock and shares that may be acquired on or before March 1, 2015 upon exercise of stock options, as set forth in the table below. Holders have sole voting, but no investment power, over unvested restricted shares and have neither voting nor investment power over unexercised stock option shares.

MASCO CORPORATION 2015 PROXY STATEMENT	PART II – CORPORATE GOVERNANCE

Name	Unvested Restricted Stock Awards	Shares that may be acquired on or before March 1, 2015 upon exercise of stock options
Mark R. Alexander	3,080	—
Keith J. Allman	121,445	233,520
Dennis W. Archer	16,884	40,000
Verne G. Istock	16,884	40,000
John P. Lindow	50,389	210,180
J. Michael Losh	16,884	40,000
Richard A. Manoogian	40,184	2,374,000
Christopher A. O’Herlihy	7,900	—
Richard A. O’Reagan	64,345	9,000
Donald R. Parfet	10,143	—
Lisa A. Payne	16,884	56,000
John C. Plant	12,444	—
John G. Sznewajs	113,830	777,500
Reginald M. Turner, Jr.	—	—
Mary Ann Van Lokeren	16,884	33,600
Gerald Volas	106,702	615,150
All directors and current executive officers of Masco as a group	680,595	4,516,250
Timothy Wadhams	387,290	2,939,800
Jai Shah	76,900	339,000

(2)

Shares owned by Mr. Manoogian and by all of our directors and current executive officers as a group include, in each case, an aggregate of 1,240,000 shares owned by charitable foundations for which Mr. Manoogian serves as a director or officer. The directors and officers of the foundations share voting and investment power with respect to shares owned by the foundations, but Mr. Manoogian disclaims beneficial ownership of such shares. Excluding unvested restricted stock shares and shares that he has a right to acquire, substantially all of the shares beneficially owned by Mr. Manoogian (other than unvested restricted stock and shares he has a right to acquire) have been pledged.

(3)	Shares owned by Ms. Payne include 875 shares held in a revocable living trust.

(4)	Mr. Turner commenced serving as a director in March 2015.

(5)	Shares owned by Ms. Van Lokeren include 45,810 shares held in a revocable living trust and 700 shares held in an IRA.

(6)	Shares owned by Mr. Volas include 99,358 shares held in a revocable living trust and 15,200 shares held in a retirement plan.

(7)	Mr. Wadhams ceased serving as an executive officer in February 2014.

(8)	Mr. Shah ceased serving as an executive officer in May 2014.

(9)

Based on a Schedule 13G filed with the SEC on January 30, 2015, on December 31, 2014, BlackRock Inc. (through certain of its subsidiaries) beneficially owned 21,197,965 shares of our common stock, with sole voting power over 18,280,588 shares and sole dispositive power over all of the shares.

(10)

Based on a Schedule 13G filed with the SEC on February 13, 2015, on December 31, 2014, Capital World Investors is deemed to have beneficially owned and have sole voting power and sole dispositive power over 31,748,751 shares of our common stock as a result of Capital Research and Management Company acting as an investment advisor. Capital World Investors disclaims beneficial ownership of all of these shares.

(11)

Based on a Schedule 13G filed with the SEC on February 11, 2015, on December 31, 2014, The Vanguard Group and certain of its subsidiaries beneficially owned 27,238,709 shares of our common stock, with sole voting power over 607,788 shares, sole dispositive power over 26,653,004 shares and shared dispositive power over 585,705 shares.

PART II – CORPORATE GOVERNANCE	MASCO CORPORATION 2015 PROXY STATEMENT

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than ten percent of our common stock, to file reports of their ownership of our common stock and changes in their ownership with the SEC and the New York Stock Exchange, and to furnish us with copies of these reports. Based solely on our review of copies of the reports that we received, or written representations from our executive officers and directors that they were not required to file Form 5 ownership reports, we believe that each person who was a director, officer or beneficial owner of more than ten percent of our common stock at any time during 2014 timely met all applicable filing requirements during the year.

Certain Relationships and Related Transactions

Our Board of Directors has adopted a Related Person Transaction Policy that requires the Board or a committee of independent directors to approve or ratify any transaction involving us in which any director, director nominee, executive officer, 5% beneficial owner or any of their immediate family members has a direct or indirect material interest. This policy covers financial transactions, or any series of similar transactions, including indebtedness and guarantees of indebtedness, as well as transactions involving employment, but excludes transactions determined by the Board not to involve a material interest of the related person, such as ordinary course of business transactions of $120,000 or less and transactions in which the related person’s interest is derived solely from service as a director of another entity or ownership of less than 10% of another entity’s stock. The policy requires directors, director nominees and executive officers to provide prompt written notice to the Secretary of any related transaction so it can be reviewed by the Corporate Governance and Nominating Committee to determine whether the related person has a direct or indirect material interest. If the Committee determines this is the case, the Committee considers all relevant information to assess whether the transaction is in, or not inconsistent with, our best interests and the best interests of our stockholders. The Committee annually reviews previously-approved ongoing related transactions to determine whether the transactions should continue.

These procedures have been followed in connection with the review of the transactions described below. There have been no transactions since January 1, 2014 required to be described in this proxy statement that were not subject to review, approval or ratification in accordance with this policy.

In accordance with the terms of our 2009 agreement with Mr. Manoogian, who transitioned to Chairman Emeritus in 2012, we provide him with office space, an administrative assistant and reasonable equipment and supplies for his personal use, which together have an aggregate annual value of approximately $277,000. We charge Mr. Manoogian the full cost for additional office space and related equipment and supplies used by his personal and charitable foundation staff and for a driver and the incremental cost for his use of our aircraft (with prior approval from our CEO), all of which aggregated approximately $438,000 for 2014.

MASCO CORPORATION 2015 PROXY STATEMENT	PART III – BOARD OF DIRECTORS

Board of Directors

Our Board of Directors is divided into three classes. Upon election of the Class III directors nominated at this Annual Meeting, the terms of office of Class I, Class II and Class III directors will expire at the Annual Meeting of Stockholders in 2016, 2017 and 2018, respectively, or when their respective successors are elected and qualified.

Our Board recommended that Mr. Manoogian stand for re-election based on his leadership of our Company as Chairman and Chief Executive Officer for many years, and his current service as Chairman Emeritus of our Board. In making its recommendation, our Board also made an exception to its age 72 retirement policy for Mr. Manoogian.

Mr. Istock, who has served on our Board of Directors since 1997, is retiring from our Board effective May 4, 2015, the date of our Annual Meeting of Stockholders, at which time the number of directors on our Board will be reduced to eleven. Mr. Losh will succeed Mr. Istock as Chairman of the Board. Mr. Istock’s term would otherwise have expired in 2017. Mr. Istock has served as our Chairman of the Board since 2012, and prior to then, as our Lead Director (formerly Presiding Director) for nine years. He has served on our Corporate Governance and Nominating Committee since 2000, and as its chair since 2004, and on our Organization and Compensation Committee since 2001. In addition, Mr. Istock served on our Audit Committee for fourteen years, from 1997 to 2011. We wish to express our sincerest appreciation for Mr. Istock’s leadership, guidance and dedication during his many years of exemplary service on our Board and for his willingness to continue to serve on our Board during our executive leadership transition last year.

In addition to meeting the criteria that are described below under “Director Attendance and Committees – Corporate Governance and Nominating Committee,” each continuing director and each director nominee brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including executive management, finance and accounting, executive compensation, risk management, manufacturing, global operations, corporate governance and board oversight, marketing and brand management, portfolio strategy, business development, governmental relations, law and compliance and real estate development. Biographical information regarding each of our continuing directors and our director nominees is set forth below, including the specific business experience, qualifications, attributes and skills that led the Board to conclude that each should serve as a director.

PART III – BOARD OF DIRECTORS	MASCO CORPORATION 2015 PROXY STATEMENT

Director Nominees for Class III

(Term Expiring at the Annual Meeting in 2018)

MARK R. ALEXANDER | Director since 2014

Senior Vice President and President – Campbell North America of Campbell Soup Company, a manufacturer and marketer of branded convenience food products

Mr. Alexander, 50, has served as a Senior Vice President of Campbell Soup Company since 2010 and as its President – Campbell North America since 2012. He was President – Campbell International from 2010 to 2012, Chief Customer Officer and President – North America Baking & Snacking from 2009 to 2010, and President – Asia Pacific from 2006 to 2009. He previously served in various marketing, sales and management roles in the United States, Canada and abroad since joining Campbell Soup Company in 1989.

Mr. Alexander’s extensive international experience with consumer branded products and his background in marketing and customer relations provide the Board with expertise and insight as we leverage our consumer brands in the global market. He also brings to the Board strong leadership and organizational skills and experience in developing and executing business growth strategies.

RICHARD A. MANOOGIAN | Director since 1964

Chairman Emeritus

Mr. Manoogian, 78, joined us in 1958 and was elected Vice President and a director in 1964 and President in 1968. Mr. Manoogian served as Chief Executive Officer from 1985 until 2007, when he was elected Executive Chairman. He retired as an employee in 2009, to serve solely as Chairman of the Board, a position he held from 1985 until 2012, when he became our Chairman Emeritus.

Mr. Manoogian’s long-term leadership of Masco gives him extensive Company and industry-specific knowledge, including firsthand knowledge of our operations and strategy as well as a deep understanding of the new home construction and home improvement markets.

JOHN C. PLANT | Director since 2012

Chairman, Chief Executive Officer and President of TRW Automotive Holdings Corp., a diversified automotive supplier

Mr. Plant, 61, has been the Chairman of the Board of TRW Automotive Holdings Corp. since 2011 and its President and Chief Executive Officer as well as a director since 2003. Prior to that, he had been a co-member of the Chief Executive Office of TRW Inc. and the President and Chief Executive Officer of the automotive business of TRW Inc. since 2001. From 1999 to 2001, Mr. Plant was the Executive Vice President and General Manager of TRW Chassis Systems. From 1991 to 1997, Mr. Plant was employed by Lucas Varity Automotive in management positions, ultimately serving as its President until it was acquired by TRW Inc. Mr. Plant serves as a director of the Automotive Safety Council and is the Vice Chairman of the Kennedy Center Corporate Fund Board.

Mr. Plant has a background in finance and extensive knowledge and experience in all aspects of business, including operations, business development matters, financial performance and structure, legal matters and human resources. Based on his current leadership positions with a diversified global operation, he brings to our Board strategic insight and understanding of complex operations as well as a valuable perspective of international business.

MASCO CORPORATION 2015 PROXY STATEMENT	PART III – BOARD OF DIRECTORS

MARY ANN VAN LOKEREN | Director since 1997

Retired Chairman and Chief Executive Officer of Krey Distributing Company, a beverage distribution firm

Ms. Van Lokeren, 67, served as the Chairman and Chief Executive Officer of Krey Distributing Company from 1987 through 2006 and as its Secretary upon joining Krey in 1978. She is a director of The Laclede Group, Inc.

Ms. Van Lokeren’s nearly 20 years of experience as the Chairman and CEO of a large and successful distribution company gives her valuable insight into many facets of company leadership and management including personnel, marketing, customer relationships and overall business strategy. Her current and past service as a director of other public companies and non-profit organizations gives her a broad perspective on issues of corporate governance, executive compensation, board oversight and risk management.

PART III – BOARD OF DIRECTORS	MASCO CORPORATION 2015 PROXY STATEMENT

Class I Directors

(Term Expiring at the Annual Meeting in 2016)

DENNIS W. ARCHER | Director since 2004

Chairman and CEO of Dennis W. Archer PLLC and Chairman Emeritus, Dickinson Wright PLLC, a Detroit, Michigan-based law firm

Mr. Archer, 73, has served as Chairman and CEO of Dennis W. Archer PLLC since 2010. He has also served as Chairman Emeritus of Dickinson Wright PLLC since 2010, prior to which he was Chairman from 2002 to 2009. Mr. Archer was Chair of the Detroit Regional Chamber from 2006 to 2007, and President of the American Bar Association from 2003 to 2004. He served two terms as Mayor of the City of Detroit, Michigan from 1994 through 2001 and was President of the National League of Cities from 2000 to 2001. He was appointed as an Associate Justice of the Michigan Supreme Court in 1985, and in 1986 was elected to an eight-year term. During the last five years, Mr. Archer also served as a director of Compuware Corporation and Johnson Controls, Inc.

Mr. Archer’s long and distinguished career as an attorney and judge provides the Board with specific expertise and a unique understanding of litigation and other legal matters. As a result of his position as Mayor of Detroit, he has broad leadership, administrative and financial experience and is also knowledgeable in the area of governmental relations.

DONALD R. PARFET | Director since 2012

Managing Director, Apjohn Group, LLC, a business development company, and General Partner, Apjohn Ventures Fund, Limited Partnership, a venture capital fund

Mr. Parfet, 62, has been the Managing Director of Apjohn Group, LLC since 2001 and a General Partner of Apjohn Ventures Fund, Limited Partnership since 2003. Mr. Parfet retired in 2000 from Pharmacia Corporation, a pharmaceutical company where he served as Senior Vice President. He had also served two predecessor companies, Pharmacia & Upjohn and The Upjohn Company, as a senior corporate officer. Mr. Parfet is a director of Kelly Services, Inc. and Rockwell Automation, Inc. He also serves as a director or trustee of a number of charitable and civic organizations.

Mr. Parfet brings extensive financial and operating experience to the Board, including financial and corporate staff management responsibilities and senior operational responsibilities for multiple global business units. He is also experienced in leading strategic planning, risk assessment, human resource planning and financial planning and control. His global operating experience, strong financial background and proven leadership capabilities are especially important to the Board’s consideration of product and geographic expansion.

LISA A. PAYNE | Director since 2006

Vice Chairman and Chief Financial Officer and director of Taubman Centers, Inc., a real estate investment trust

Ms. Payne, 56, has served as Chief Financial Officer and Vice Chairman of Taubman Centers, Inc. since 2005, prior to which she served as the Executive Vice President and the Chief Financial and Administrative Officer from 1997 to 2005. She has been a director of Taubman Centers, Inc. since 1997. Ms. Payne was an investment banker with Goldman, Sachs & Co. from 1987 to 1997. She currently serves as a director of Rockwell Automation, Inc.

Ms. Payne’s past experience as an investment banker and her present position as CFO of Taubman Centers provide the Board with financial, accounting and corporate finance expertise. In addition, Ms. Payne’s extensive experience in real estate investment, development and acquisition gives her an informed and thorough understanding of macroeconomic factors that may impact our business.

MASCO CORPORATION 2015 PROXY STATEMENT	PART III – BOARD OF DIRECTORS

REGINALD M. TURNER, JR. | Director since 2015

Member, Clark Hill PLC, a Detroit, Michigan-based law firm

Mr. Turner, 55, has been an attorney with Clark Hill PLC since April 2000. Mr. Turner has more than 15 years of experience in labor and employment law and government relations. He is a past president of the National Bar Association and a past president of the State Bar of Michigan. Since 2005, Mr. Turner has served as a director of Comerica Incorporated, where he currently chairs that board’s Enterprise Risk Committee and serves on its Audit Committee and its Qualified Legal Compliance Committee. Mr. Turner is active in public service and with civic and charitable organizations, serving in leadership positions with the Detroit Public Safety Foundation, the Detroit Institute of Arts, and the Wayne County Airport Authority Board. He is a past chair of the United Way for Southeastern Michigan and continues to serve on its executive committee.

Mr. Turner’s legal expertise in labor and employment law and government relations, combined with his varied experiences in leadership roles, provides the Board with experience and insight into these areas. His current service as a director of a financial institution offers the Board important experience in finance, risk management and legal compliance.

PART III – BOARD OF DIRECTORS	MASCO CORPORATION 2015 PROXY STATEMENT

Class II Directors

(Term Expiring at the Annual Meeting in 2017)

KEITH J. ALLMAN | Director since 2014

President and Chief Executive Officer of the Company

Mr. Allman, 52, became our President and Chief Executive Officer in February 2014. He joined us in 1998 as Vice President of Manufacturing for Merillat Industries, one of our cabinetry businesses, and was promoted in 2000 to its Vice President, Operations and in 2003 to its Executive Vice President. He served as the Executive Vice President, Operations for our Builder Cabinet Group from 2004 until 2007, when he became President of Delta Faucet Company. He was promoted to Group President in 2011, and, in that role, had responsibility for our Plumbing and North American Cabinet businesses.

Mr. Allman’s key leadership positions within our Company have given him valuable insight into all aspects of our business. He brings to our Board a significant understanding of, and experience with, complex operations, as well as company-specific customer expertise.

J. MICHAEL LOSH | Director since 2003

Retired Chief Financial Officer and Executive Vice President of General Motors Corporation

Mr. Losh, 68, retired from General Motors Corporation in 2000 after 36 years of service in various capacities, lastly as Chief Financial Officer and Executive Vice President. He served as Interim Chief Financial Officer of Cardinal Health, Inc. from July 2004 until May 2005. He is a director of Prologis, Aon plc, H.B. Fuller Company and TRW Automotive Holdings Corp. During the past five years, he also served as a director of Cardinal Health, Inc. and CareFusion Corporation.

Based on his substantial finance and accounting expertise, Mr. Losh is the Chairman of our Audit Committee. He has significant experience in key leadership roles in a manufacturing environment. He currently serves on the boards and audit committees of other publicly held companies, giving him valuable exposure to developments in accounting, financial reporting, board oversight responsibilities, corporate governance and risk management.

CHRISTOPHER A. O’HERLIHY | Director since 2013

Executive Vice President of Illinois Tool Works Inc.

Mr. O’Herlihy, 51, has been an Executive Vice President of Illinois Tool Works Inc. (“ITW”) since 2010, with worldwide responsibility for ITW’s Food Equipment segment. During his almost 25 years with ITW, he has held various roles of increasing responsibility, including as Group President of both ITW’s Food Equipment and Polymers & Fluids segments.

Mr. O’Herlihy has extensive knowledge and experience in all aspects of business, including operations, business strategy, acquisitions, emerging markets, financial performance and structure, legal matters, and human resources/talent management. Based on his current leadership position with ITW and his experience with ITW’s diversified global operations, he brings to our Board strategic insight and understanding of complex business and manufacturing operations, as well as a valuable perspective of international business operations.

MASCO CORPORATION 2015 PROXY STATEMENT	PART III – BOARD OF DIRECTORS

Board and Committees

During 2014, the Board of Directors held eight meetings. Each director attended at least 75% of the Board meetings and applicable committee meetings that were held while such person served as a director. It is our policy to encourage directors to attend the Annual Meeting of Stockholders. All of our directors attended the 2014 Annual Meeting except for Messrs. Alexander and Turner, who joined our Board after the 2014 Annual Meeting.

AUDIT COMMITTEE

The Audit Committee of the Board of Directors consists of Messrs. Alexander, Archer, Losh, O’Herlihy, Parfet, Plant and Turner and Ms. Payne. The Audit Committee held five meetings during 2014. In addition to risk oversight described under “Corporate Governance” above, the Audit Committee assists the Board in its oversight of the integrity of our financial statements, the effectiveness of our internal control over financial reporting, the qualifications, independence and performance of our independent auditors, the performance of our internal audit function, and our compliance with legal and regulatory requirements, including employee compliance with our Code of Business Ethics.

The Board has determined that each member of the Audit Committee is independent, financially literate and that six members of the Audit Committee, Messrs. Alexander, Losh, O’Herlihy, Parfet and Plant and Ms. Payne, qualify as “audit committee financial experts” as defined in Item 407(d)(5)(ii) of Regulation S-K. Although Mr. Losh serves on the audit committee of more than three publicly traded companies, the Board has determined that such service does not impair his ability to serve on our Audit Committee.

ORGANIZATION AND COMPENSATION COMMITTEE

The Organization and Compensation Committee of the Board of Directors (the “Compensation Committee”) consists of Messrs. Istock, Losh and Parfet, Ms. Payne and Ms. Van Lokeren. The Compensation Committee held eight meetings during 2014. The Compensation Committee determines executive compensation, evaluates the performance of our senior executives, determines and administers restricted stock awards and options granted under our stock incentive plan, administers our Long Term Cash Incentive Program, and reviews our management succession plan, including periodically reviewing our CEO’s evaluation and recommendation of potential successors. Information about the Compensation Committee’s process and procedures for consideration and determination of executive compensation, and a description of the role of the compensation consultant engaged by the Compensation Committee, are presented in the “Compensation Discussion and Analysis” below.

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

The Corporate Governance and Nominating Committee of the Board of Directors (the “Governance Committee”), consists of Messrs. Alexander, Archer, Istock, O’Herlihy, Plant and Turner and Ms. Van Lokeren. The Governance Committee held five meetings during 2014. The Governance Committee advises the Board on the governance structure and conduct of the Board and has responsibility for developing and recommending to the Board appropriate corporate governance guidelines. In addition, the Governance Committee identifies and recommends qualified individuals for nomination and re-nomination to the Board and recommends directors for appointment and re-appointment to Board committees.

The Governance Committee periodically assesses Board composition, including whether any vacancies are expected on the Board due to retirement or otherwise. The Governance Committee believes that directors should possess exemplary personal and professional reputations, reflecting high ethical standards and values. The expertise and experience of directors should provide a source of advice and guidance to our management. A director’s judgment should demonstrate an inquisitive and independent perspective with

PART III – BOARD OF DIRECTORS	MASCO CORPORATION 2015 PROXY STATEMENT

acute intelligence and practical wisdom. Directors should be free of any significant business relationships which would result in a potential conflict in judgment between our interests and the interests of those with whom we do business. Each director should be committed to serving on the Board for an extended period of time and to devoting sufficient time to carry out the director’s duties and responsibilities in an effective manner for the benefit of our stockholders. The Governance Committee also considers additional criteria adopted by the Board for Director nominees and the independence, financial literacy and financial expertise standards required by applicable law and by the New York Stock Exchange.

Neither the Board nor the Governance Committee has adopted a formal Board diversity policy. However, the Governance Committee periodically considers, as part of its assessment of Board composition and evaluation of potential candidates for Board membership, whether the Board is comprised of individuals who hold diverse viewpoints, professional experiences, education and other skills and attributes which are necessary to enhance Board effectiveness. In addition, the Governance Committee believes that it is desirable for Board members to possess diverse characteristics of race, national and regional origin, ethnicity, gender and age, and considers such factors in its evaluation of candidates for Board membership.

The Governance Committee uses a number of sources to identify and evaluate nominees for election to the Board. During 2014, our Board engaged the search firm of Spencer Stuart to help identify and evaluate potential director candidates. It is the Governance Committee’s policy to consider director candidates recommended by stockholders. All Board candidates, including those recommended by stockholders, are evaluated against the criteria described above. Stockholders wishing to have the Governance Committee consider a candidate should submit the candidate’s name and pertinent background information to our Secretary at the address stated above in “Corporate Governance – Communications with our Board of Directors.” Stockholders who wish to nominate director candidates for election to the Board should follow the procedures set forth in our Certificate of Incorporation and Bylaws. For a summary of these procedures, see “2016 Annual Meeting of Stockholders” below.

Compensation of Directors

Our non-employee directors receive an annual retainer of $230,000, of which one-half is paid in cash. The other half of the retainer is paid in the form of restricted stock granted under our Non-Employee Directors Equity Program (the “Directors Equity Program”).

The Company pays additional retainers of $200,000 to the Chairman of the Board, $22,000 to the chair of the Audit Committee, and $18,000 to the chair of the Organization and Compensation Committee. The additional retainer for the chair of the Corporate Governance and Nominating Committee is $12,000; however, this retainer has not been paid while our current Chairman of the Board, Mr. Istock, served in both capacities. No meeting attendance fees are paid, with the exception that the Board may in its discretion approve the payment of meeting fees to directors serving on three or more standing committees or serving as members of a special committee constituted by the Board.

Non-employee directors are eligible to participate in the Company’s matching gifts program until December 31 of the year in which their service as a director ends. Under this program, the Company will match up to $5,000 of a director’s contributions to eligible 501(c)(3) tax-exempt organizations each year. Directors are also eligible to participate in our employee purchase program, which enables them to obtain rebates on our products that they purchase for their personal use. Each of these programs is available to all of our employees. In addition, if space is available, a director’s spouse is permitted to accompany a director who travels on Company aircraft to attend Board or committee meetings.

The Board has established stock retention guidelines for our non-employee directors that require them to retain at least 50% of the shares of restricted stock they receive until their termination from service as a director. The stock retention requirement is intended to assure that non-employee directors maintain a financial interest in our Company over an extended period of time.

MASCO CORPORATION 2015 PROXY STATEMENT	PART III – BOARD OF DIRECTORS

The following table shows 2014 compensation paid to our directors, other than Mr. Turner, who joined the Board in March 2015, and Mr. Allman, who is also an employee of the Company and receives no additional compensation for his services as a director. Although Mr. Wadhams served as a director for a portion of 2014, he was also an employee and received no additional compensation for his service as director.

2014 Director Compensation

Name	Cash Fees Earned ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)(3)
Mark R. Alexander (4)	28,750	67,175	—	95,925
Dennis W. Archer	115,277	115,091	—	230,368
Verne G. Istock	300,832	115,091	—	415,923
J. Michael Losh	139,579	115,091	5,000	259,670
Richard A. Manoogian	109,277	115,091	5,000	229,368
Christopher A. O’Herlihy	115,277	160,135	—	275,412
Donald R. Parfet	118,277	115,091	9,500	242,868
Lisa A. Payne	119,777	115,091	5,000	239,868
John C. Plant	115,277	115,091	—	230,368
Mary Ann Van Lokeren	135,230	115,091	5,000	255,321

(1)

In May 2014, we granted 5,890 shares of restricted stock to each non-employee director, except for Mr. Alexander, who joined our Board in October 2014. In February 2014, Mr. O’Herlihy received an award for 2,010 shares as prorated equity compensation for his service as a director beginning in December 2013. In October 2014, Mr. Alexander received an award for 3,080 shares as prorated equity compensation for his service as a director beginning in October 2014. This column reflects the aggregate grant date fair value of the shares, calculated in accordance with accounting guidance. Directors only realize the value of restricted stock awards over time because the vesting of awards occurs pro rata over three years (five years for grants made prior to 2013), and one-half of these shares must be retained until completion of their service on the Board.

(2)

Amounts in this column include our contributions in 2014 to eligible tax-exempt organizations under our matching gifts program, as described above, for which directors receive no direct financial benefit. The matching contributions were attributable to director charitable contributions made in 2013, 2014 or in both years.

(3)

The following table sets forth the aggregate number of shares of unvested restricted stock, and the aggregate number of stock options outstanding, held on December 31, 2014 by each director who was serving on that date. The Board ceased granting stock options to non-employee directors in 2010; however, a portion of the stock options granted before then remains outstanding.

Director	Unvested Restricted Stock	Stock Options Outstanding
Mark R. Alexander	3,080	—
Dennis W. Archer	16,884	40,000
Verne G. Istock	16,884	40,000
J. Michael Losh	16,884	40,000
Richard A. Manoogian	40,184	2,374,000
Christopher A. O’Herlihy	7,900	—
Donald R. Parfet	10,143	—
Lisa A. Payne	16,884	56,000
John C. Plant	12,444	—
Mary Ann Van Lokeren	16,884	33,600

(4)	Mr. Alexander joined the Board in October 2014.

PART IV – EXECUTIVE COMPENSATION	MASCO CORPORATION 2015 PROXY STATEMENT

Compensation Discussion and Analysis

EXECUTIVE SUMMARY

We are committed to maintaining executive compensation programs that promote the long-term interests of our stockholders by attracting and retaining talented executives and motivating them to achieve our business objectives and to create long-term value for our stockholders. We believe that our performance, the creation of long-term stockholder value, and the achievement of goals that are critical to our success should impact a significant portion of our executive officers’ compensation. Our Organization and Compensation Committee (which we refer to in this Compensation Discussion and Analysis as the “Committee”) oversees our compensation programs and the compensation paid to our named executive officers (who are listed in our 2014 Summary Compensation Table and to whom we refer in this Compensation Discussion and Analysis as “executive officers”).

Mr. Keith J. Allman became our President and Chief Executive Officer upon Mr. Timothy Wadhams’ retirement from that position in February 2014. Mr. Allman receives an annual base salary of $900,000 and stock options. He also participates in our annual performance-based restricted stock and cash bonus opportunities and in our Long Term Cash Incentive Program, which are described below.

How did our 2014 financial performance impact the compensation we paid to our executive officers?

We provide performance-based restricted stock and cash bonus opportunities to our executives based on our annual performance. We also provide our executives with a performance-based cash bonus opportunity based on our average return on invested capital over three years under our Long Term Cash Incentive Program (LTCIP). In 2014, for the third consecutive year, our results improved as compared to the previous year; however, we did not achieve the target goals that were established for our annual performance program. In setting the target goals, the Committee required us to exceed our 2013 operating profit target by $315 million, and to improve our 2013 working capital as a percentage of sales target by 0.8%. We achieved the target goal for working capital as a percentage of sales; however, our adjusted operating profit, while $130 million greater than 2013, was below the 2014 target. Since the operating profit goal was more heavily weighted, our overall performance result was 80% of the target. As a result, consistent with our commitment to pay-for-performance, the restricted stock awards granted and cash bonuses earned by our executives for 2014 performance were less than 2013, except for Mr. Allman, who was promoted to CEO in 2014. Under our LTCIP, we achieved an average adjusted return on invested capital (ROIC) of 8.53% for the three-year period from 2012 to 2014. This reflected significant improvement in our adjusted ROIC, which was 3.8% in 2011, prior to the establishment of the LTCIP and resulted in payment of the maximum award opportunity for our executive officers who participated in the LTCIP. Our 2014 results and the incentive compensation paid to our executive officers are described below under “Summary of Compensation Decisions in 2014.”

How did we consider the 2014 say-on-pay vote?

At our 2014 Annual Meeting, over 96% of the votes cast on our say-on-pay proposal approved the compensation paid to our executive officers. Although the say-on-pay vote is advisory and non-binding, the Committee believes this approval percentage indicates strong support for our continued efforts to enhance our pay-for-performance practices, and concluded that our stockholders endorse our current executive compensation programs and policies.

In 2014, the Committee continued to review our compensation programs and practices to ensure alignment of our best interests and the objectives for our compensation programs. We also continued our robust stockholder engagement program by reaching out to our largest stockholders in the spring and in the fall to discuss a broad range of executive compensation and governance topics.

MASCO CORPORATION 2015 PROXY STATEMENT	PART IV – EXECUTIVE COMPENSATION

What compensation “best practices” have we adopted?

Our executive compensation programs incorporate many best practices, such as:

•

Our compensation program is weighted toward long-term incentives and our mix of these incentives gives approximately equal weight to performance-based restricted stock, stock options and our three-year Long Term Cash Incentive Program;

•	Our restricted stock and stock option awards generally have five-year vesting schedules, longer than typical market practice;

•	We employ an annual market analysis of executive compensation relative to peer companies and published survey data for comparably-sized companies;

•	We provide limited perquisites to our executive officers;

•	Our anti-hedging and anti-pledging policy prohibits the hedging of our stock by our executives and directors, and also prohibits these individuals from making future pledges of our stock;

•

Our clawback policy provides that if we restate our financial statements, other than as a result of changes to accounting rules or regulations, the Committee may recover from our executives incentive compensation that was paid or granted in the three-year period prior to the restatement, regardless of whether misconduct caused the restatement;

•	We require our CEO to own stock valued at six times his base salary;

•	We eliminated the excise tax gross-up feature on all equity grants made since 2012;

•	We have double-trigger vesting of equity on a change in control (for all equity grants beginning in 2013);

•	We have no employment agreements, change in control agreements or contractual severance agreements with our executive officers;

•	Our equity plan prohibits the repricing of options; and

•	Our Committee, comprised exclusively of independent directors, uses tally sheets and analyzes risk in setting executive compensation.

COMPENSATION PRINCIPLES AND OBJECTIVES FOR MASCO’S EXECUTIVE COMPENSATION PROGRAMS

The fundamental principles of our compensation programs are to reward our executive officers to a significant degree based on our performance, both in achieving our performance goals and by making effective strategic decisions, and to align our executive officers’ interests with the long-term interests of stockholders. Our compensation programs are designed to incentivize our executive officers to focus on critical business objectives, to appropriately balance risks and rewards and to attract and retain executive officers who can effectively lead our business. As a result of our emphasis on rewarding our executive officers based on our performance, each executive officer’s potential performance-based compensation represents a significant percentage of that officer’s total annual target compensation.

PART IV – EXECUTIVE COMPENSATION	MASCO CORPORATION 2015 PROXY STATEMENT

Our 2014 target compensation mix for our CEO and our other executive officers reflects our emphasis on performance-based elements, as follows:

We believe this target compensation mix, which emphasizes long-term, performance-based compensation, appropriately incentivizes our executive officers to achieve long-term value creation for our stockholders and to make strategic decisions that will strengthen our business.

In addition, we believe that having a significant ownership interest in our stock is critical to aligning the interests of our executive officers with the long-term interests of our stockholders. Accordingly, equity grants in the form of restricted stock awards and stock options are an important component of compensation for our executive officers. Our equity awards vest in 20% installments over five years. Five-year vesting defers the executives’ realization of the full benefit of equity-based compensation for a substantial period of time and is longer than typical market practice. The value ultimately realized from equity awards depends on the long-term performance of our common stock. Our equity awards do not vest immediately upon retirement. Instead, following retirement, equity awards generally continue to vest in accordance with the remaining vesting period. Our executive officers understand that our performance will continue to impact them financially even after they retire, thereby reinforcing their focus on the long-term enhancement of stockholder value.

Our approach to executive compensation emphasizes corporate rather than individual performance, echoing our operating strategy that encourages collaboration and cooperation among our businesses and corporate functions. We believe that the effectiveness of our executive compensation programs requires not only objective, formula-based arrangements, but also the exercise of discretion and sound business judgment by the Committee. Accordingly, the Committee retains discretion to grant special equity awards, adjust the mix of cash and equity compensation, adjust the mix of restricted stock and stock options awarded, and offer different forms of equity-based compensation. With this discretion, the Committee is best able to reward the individual contributions of each executive officer and to respond to an executive’s expanding responsibilities, market practices and our changing business needs.

ANNUAL REVIEW PROCESS

What process is used by management and the Committee to make compensation decisions?

We review and make decisions regarding the amount of eligible annual performance-based restricted stock awards and cash bonus payments and stock option grants in the first quarter of the year. We believe that determining these elements of compensation together at the beginning of the year gives us a better foundation for establishing our performance criteria and opportunity levels for the current year. This also

MASCO CORPORATION 2015 PROXY STATEMENT	PART IV – EXECUTIVE COMPENSATION

better enables the Committee to determine the executive officers’ appropriate compensation mix and to align compensation with ongoing talent review and development in conjunction with our annual management talent review.

Our annual management talent review and development process is used by the Committee and our CEO in making compensation decisions and for succession planning purposes. As part of this process, our CEO provides the Committee with an assessment of each executive who reports to him. The assessment includes an evaluation of each executive’s performance, development, progress and plans and potential for advancement, and considers market demand for the executive’s skill set. The Committee also receives information, analyses and recommendations from our Vice President, Chief Human Resource Officer. While the Committee gives significant weight to the evaluations by our CEO, the final determination of compensation to be paid to the executive officers, including our CEO, rests solely with the Committee.

How did the Committee determine the compensation for our new CEO?

In determining Mr. Allman’s compensation, the Committee engaged its independent compensation consultant, Semler Brossy Consulting Group, LLC (“Semler Brossy”), to perform a comprehensive analysis of CEO pay levels within our peer group, as well as for similarly situated executives outside of that group. Based on this analysis, the Committee established a salary of $900,000 for Mr. Allman. This salary is below the 25th percentile salary of the comparable companies, and reflects the fact that Mr. Allman is new to the position. Reflecting our philosophy that a substantial portion of our executive officers’ total target compensation should be tied to performance, the Committee established Mr. Allman’s incentive target for our annual performance-based cash bonus and restricted stock opportunities and our Long Term Cash Incentive Program at 150% of his base salary. See “Summary of Compensation Decisions for 2014” below.

What compensation data are considered by the Committee in establishing annual compensation?

In establishing compensation, the Committee reviews a tally sheet that comprehensively summarizes the various components of total compensation for our executive officers and other members of management. The tally sheet includes base salary, annual performance-based cash bonus and restricted stock, the long term cash incentive program awards, stock options, dividends on unvested shares of restricted stock, and our costs for the foregoing and for perquisites and other benefits, including the annual costs under retirement plans. The tally sheet allows the Committee to compare an executive officer’s compensation with the compensation of our other executive officers as part of its consideration of internal and external pay equity. Amounts actually realized by an executive officer from prior equity grants are not necessarily a factor in establishing current compensation, although the current value of outstanding equity awards may be considered by the Committee when assessing pay equity.

The Committee also reviews published compensation surveys for companies with annual revenues between $5 billion and $10 billion and compensation information disclosed in the proxy statements of our peer group. When we achieve targeted levels of performance, our executive compensation program seeks to provide total target compensation (base salary, target annual bonus and the target value of long-term incentives) at approximately the median compensation level provided to executives in comparable positions at these companies. While the Committee generally targets total compensation for each executive officer at the median, it considers other factors, such as the length of time the officer has served in the current position, the officer’s roles and responsibilities and performance. The Committee also analyzes actual compensation paid as reported in published surveys and by our peer group to help inform individual pay decisions. We believe understanding the market data allows us to attract and retain the talent we need while enabling us to manage our compensation expense.

Finally, the Committee has in the past and will continue to consider an analysis of the overall pay-for-performance alignment of our CEO’s compensation compared to our peer group over one-year and three-year periods. Since Mr. Allman assumed the role of CEO in February 2014, the Committee will continue to evaluate the relationship between long-term pay and performance in the future.

PART IV – EXECUTIVE COMPENSATION	MASCO CORPORATION 2015 PROXY STATEMENT

The following table shows how our current executive officers’ target compensation and actual compensation in 2014 compared to market data published in 2014. Actual compensation is defined as the sum of base salary, actual cash bonuses paid under our annual program and under our LTCIP, and the grant date fair value of restricted stock awards and stock options.

Comparison to Market Compensation
Executive Officer	2014 Target Compensation	2014 Actual Compensation
Keith J. Allman* President and Chief Executive Officer	Between the 25th and 50th percentile	Below the 25th percentile
John G. Sznewajs Vice President, Treasurer and Chief Financial Officer	Between the 50th and 75th percentile	Between the 50th and 75th percentile
Gerald Volas Group President, North America Diversified Businesses	Between the 25th and 50th percentile	Between the 25th and 50th percentile
Richard A. O’Reagan Group President, Global Plumbing	Between the 25th and 50th percentile	Below the 25th percentile
John P. Lindow Vice President, Controller	Between the 50th and 75th percentile	Approximately 75th percentile

*	Mr. Allman became President and CEO in February 2014.

Given the many and diverse businesses in which we operate, composition of an appropriate peer group is challenging, as historically there have been few companies providing a similar mix of products and services as we offer. The Committee believes that our peer group reflects the companies that we compete with for executive talent and that have a range of annual revenues and business and operational characteristics similar to ours.

Our peer group is comprised of the following companies:

D.R. Horton, Inc.	NVR, Inc.
Danaher Corporation	Owens Corning
Dover Corporation	PulteGroup, Inc.
Fortune Brands Home & Security, Inc.	The Sherwin-Williams Company
Illinois Tool Works Inc.	SPX Corporation
Ingersoll-Rand plc	Stanley Black & Decker, Inc.
ITT Corporation	Textron, Inc.
Lennar Corporation	Tyco International plc
Mohawk Industries, Inc.	Whirlpool Corporation
Newell Rubbermaid Inc.

Has the Committee engaged a compensation consultant?

The Committee has exercised its authority to retain its own independent advisor and has engaged Semler Brossy as its compensation consultant. Semler Brossy was chosen by the Committee based on its deep experience in the area of executive compensation and its creative and proactive approach in analyzing executive compensation practices and programs. During 2014, Semler Brossy attended Committee meetings, met with the Committee in executive sessions without our executive officers or other members of management, met individually with Committee members and the Committee chair, and advised the Committee on its overall implementation of our compensation objectives and on director compensation practices. In 2014, Semler Brossy also advised the Committee on the compensation for our executive officers and on our 2014 Long Term Stock Incentive Plan that was approved by stockholders at our 2014 Annual Meeting. After considering the factors promulgated by the SEC for assessing the independence of Committee advisers, the Committee has determined that the work of Semler Brossy has not raised any conflict of interest.

MASCO CORPORATION 2015 PROXY STATEMENT	PART IV – EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION DECISIONS FOR 2014

How did Masco perform in 2014, and how did that performance impact the executive officers’ compensation?

We continued to deliver strong results in 2014. We increased our net sales by 4%, to $8.5 billion, and we achieved an operating margin of 9%, our best since 2008, through cost control and productivity improvements. Although our overall performance for 2014 was strong, our cabinet business continued to face challenges. Throughout 2014, we continued the execution of our strategy to position us for future growth, focusing on leveraging opportunities across our businesses, driving the full potential of our core businesses and actively managing our portfolio.

Although our 2014 results were strong, we did not achieve the target performance goals established for 2014 under our annual performance program. Accordingly, the cash payments and restricted stock awards made to our executive officers in 2014 under this program were less than those made in 2013, except for Mr. Allman, who was promoted to CEO in 2014 (see “Annual Performance-Based Restricted Stock and Cash Bonus Opportunities” below). We significantly improved our return on invested capital (“ROIC”) over the three-year period from 2012 to 2014. Our adjusted ROIC in 2012, 2013 and 2014 was 5.76%, 9.24% and 10.60%, respectively, for an average adjusted ROIC of 8.53% for the three year period. This level of performance resulted in the maximum payout to our executives under our 2012-2014 Long Term Cash Incentive Program (see “Long Term Cash Incentive Program” below).

What were the components of Masco’s executive compensation program in 2014?

The components of the compensation for our executive officers in 2014 were base salary, performance-based restricted stock and cash bonus opportunities, LTCIP bonus opportunities based on performance over a three-year period, stock option awards, minimal perquisites and retirement programs. Each of these components is described below.

Base Salary

We pay our executive officers a base salary to provide each of them with a minimum, base level of cash compensation. The Committee established Mr. Allman’s base salary when he became President and CEO in early 2014. See “Annual Review Process—How did the Committee determine the compensation for the new CEO?” Mr. Sznewajs, our Vice President, Treasurer and Chief Financial Officer, received a base salary increase, from $575,000 to $625,000 (approximately 9%), in February 2014 in recognition of his expanded responsibilities. Mr. Volas received a 3% merit increase, from $500,000 to $515,000 in July 2014. In determining the appropriate compensation adjustment for these executives, the Committee reviewed market survey data in published executive compensation surveys for companies with annual revenues similar to ours, and in the case of Mr. Sznewajs, the Committee also reviewed information presented by its independent compensation consultant, Semler Brossy.

Annual Performance-Based Restricted Stock and Cash Bonus Opportunities

We provide annual performance-based restricted stock and cash bonus opportunities to our executive officers to emphasize our annual performance, provide incentive to achieve our critical business objectives, and align our executive officers’ interests with those of our stockholders.

The Committee establishes the restricted stock award and cash bonus opportunities available to each executive officer as a percent of the officer’s annual base salary. Each executive officer can earn up to the

PART IV – EXECUTIVE COMPENSATION	MASCO CORPORATION 2015 PROXY STATEMENT

maximum opportunity as a restricted stock award and as a cash bonus payment. The opportunity levels as a percent of base salary for our executive officer positions have remained the same since 2012. Accordingly, our current executive officers had the following bonus opportunities in 2014:

	Opportunities for Cash Bonus & Stock Awards, Each as a % of Annual Base Salary
Executive Officer	Minimum	Target	Maximum
Keith J. Allman	0%	150%	300%
John G. Sznewajs	0%	75%	150%
Gerald Volas	0%	75%	150%
Richard A. O’Reagan	0%	75%	150%
John P. Lindow	0%	65%	130%

In the first quarter of each year, the Committee approves our performance metrics and performance targets for the year. In 2014, the Committee established performance metrics of operating profit and working capital as a percent of sales for our annual 2014 performance program. These metrics were chosen because the Committee believes that improvement in these metrics will continue to drive stockholder value. Further, because these metrics are easily calculated from our audited financial statements, the Committee believed they provide transparency (as requested from stockholders when we sought feedback) for both our stockholders and our executive officers. The Committee believes that operating profit aligns our executive officers’ incentives with the principal metric used to measure and reward our executives at our business units and reflects management’s contribution to our operating performance. The Committee chose working capital as a percent of sales because the Committee believed it was appropriate for our executive officers to continue to focus on the capital efficiency initiatives we undertook during the recent recession. The Committee gave the operating profit goal a weighting of 75% of the total opportunity available to each executive officer and the working capital as a percent of sales goal a weighting of 25% of the total opportunity available to each executive officer.

In setting our performance targets, the Committee reviews our operating forecast for the year, taking into account general economic and industry conditions. When the Committee established the 2014 performance targets, it was expected that housing starts and consumer spending for home improvement projects would increase in 2014 compared to 2013 and that there would be improved performance from all of our businesses. We also expected that we would continue to incur incremental expenses related to growth investments and launch of new programs with our retail customers. Notwithstanding these incremental expenses, in setting the target goals, the Committee required us to exceed our 2013 operating profit target by $315 million, and to improve our 2013 working capital as a percentage of sales target by 0.8%. In 2014, we achieved our working capital as a percent of sales target. Our 2014 operating profit as adjusted, however, was less than our target amount. As a result, our actual performance percentage for the annual performance program was 80% of target, as follows:

	Potential Payout Versus Performance
Performance Metric	Threshold (40% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual as Adjusted	Actual Percentage Attained Relative to Target		Weighting		Actual Performance Percentage
Operating Profit (in millions)	$750	$930	$1,080	$851	73%	×	75%	=	55%
Working Capital as a Percent of Sales	12.8%	12.2%	11.2%	12.2%	100%	×	25%	=	25%
									80%

For purposes of determining achievement of the performance target, our 2014 reported operating profit from continuing operations of $788 million was adjusted to exclude the effects of rationalization and other special charges of $72 million and other unusual non-recurring gains and losses ($9 million). The adjustment increased the value used to determine achievement of the operating profit performance metric to $851

MASCO CORPORATION 2015 PROXY STATEMENT	PART IV – EXECUTIVE COMPENSATION

million. Working capital as a percent of sales is defined as quarter-end averages of our reported accounts receivable and inventories, less accounts payable, divided by our reported sales for the year. For 2014, our working capital as a percent of sales was 12.2%.

The Committee determined that we achieved 73% of the target performance level for the operating profit metric, and 100% of the target performance level for the working capital as a percent of sales metric. Weighting the operating profit metric at 75% and the working capital as a percent of sales metric at 25%, the Committee authorized restricted stock awards and cash bonus payments to our executive officers at 80% of the target amount. While the Committee may exercise negative discretion to reduce (but not increase) restricted stock awards and cash bonuses regardless of the operating profit and working capital as a percent of sales results actually attained, the Committee did not elect to do so. To determine the actual restricted stock award values to be granted and cash bonuses to be paid to our executive officers based on our 2014 performance, we multiplied the target opportunities for each executive officer by their 80% payout percentage and multiplied that result by each executive officer’s base salary.

In addition to granting performance-based restricted stock, the Committee also has the discretion to award shares of time-based restricted stock to our executive officers, other than our CEO, if it determines that an executive officer has made outstanding individual contributions during the prior year. These discretionary awards, if made, would be awarded following certification of our prior year’s results and at the time that our executive officers’ evaluations take place. The total value of these awards cannot exceed 20% of the combined annual base salaries of the executive officers (excluding the salary of our CEO). No individual awards were recommended for 2014.

Stock Options

We have granted stock options annually to our executive officers to motivate and reward them for improving our share price, to align their long-term interests with those of stockholders and to maintain the competitiveness of our total compensation package. After evaluating the mix of our long-term incentive compensation and considering the feedback from our stockholders regarding our long-term incentives, in 2012 the Committee significantly reduced the importance of stock options in our long-term incentive compensation mix. Since then, the Committee has granted significantly fewer options (approximately half the number and value granted historically) to each of our executive officers. The Committee continues to believe that stock options are an important component of our executive compensation program because they align our executive officers’ long-term interests with those of our stockholders by reinforcing the goal of long-term share price appreciation. Further, they provide value to our executive officers following the grant of the stock options and over their long vesting schedule only if the price of our common stock increases.

Long Term Cash Incentive Program

In 2012 the Committee modified our long-term incentives by establishing a Long Term Cash Incentive Program (“LTCIP”). The LTCIP award opportunity replaced a significant portion of the stock options historically granted to our executive officers. In adopting the LTCIP, the Committee changed the mix of long-term incentive compensation opportunity for our executive officers, giving approximately equal weight to performance-based restricted stock, stock options, and LTCIP awards.

Performance awards are earned under the LTCIP only if we achieve long-term growth and profitability, measured by the achievement of return on invested capital (“ROIC”) goals over a three-year period. The Committee chose the ROIC performance metric because it provides a meaningful incentive to achieve our long-term growth and profitability goals and reinforces our executive officers’ focus on capital efficiency and consistent return on capital. Additionally, ROIC is a measure of importance to our stockholders in their assessment of our long-term value creation.

Under the LTCIP, we measure performance over three annual performance periods, with the average results for the three annual performance periods determining the amount of any award. Performance goals are established at the start of each three-year period. The Committee has established the following ROIC goals and corresponding payout percentages for the performance periods of 2012 through 2014, 2013 through

PART IV – EXECUTIVE COMPENSATION	MASCO CORPORATION 2015 PROXY STATEMENT

2015, and 2014 through 2016. These performance goals are consistent with our long-range business plan and will require a high level of performance to achieve. Our increasing ROIC targets reflect our goal of attaining 15% ROIC, which would have placed us in the top quartile among companies in the S&P 500 in 2014.

	Three-Year Average ROIC
	Threshold (40% Payout)	Target (100% Payout)	Maximum (200% Payout)
2012 - 2014 Performance Period	6.00%	7.00%	8.50%
2013 - 2015 Performance Period	7.50%	8.50%	10.25%
2014 - 2016 Performance Period	9.00%	12.00%	17.00%

Under the LTCIP, we define ROIC as after-tax operating income from continuing operations adjusted to exclude the effect of special charges and certain other non-recurring income and expenses, divided by adjusted invested capital. Adjusted invested capital includes shareholders’ equity, which we adjust to add back the cumulative after-tax impact of goodwill and intangible asset impairment charges and to exclude the impact of certain non-operating income and expenses and the effects of special charges, plus short-term and long-term debt minus cash. The Committee believes that these adjustments are important to reflect our actual investment at the time we invested in our current businesses. Following is our ROIC taking these adjustments into account:

	ROIC
	As Reported	As Adjusted Under LTCIP
2012	10.43%	5.76%
2013	17.44%	9.24%
2014	20.27%	10.60%
2012 - 2014 Three-Year Average		8.53%

The performance award opportunity for each of our current executive officers under the LTCIP is based on a percentage of that executive’s annual base salary, and is identical to the opportunity levels available to that executive officer under our annual performance program, described under “Annual Performance-Based Restricted Stock and Cash Bonus Opportunities” above.

In 2011, prior to the establishment of the LTCIP, our adjusted ROIC as defined under the LTCIP was 3.8%. During the three-year performance period 2012 through 2014, we substantially improved our ROIC through our cost reductions, restructuring activities, product innovations, new product introductions and market share gain, resulting in our achievement of an adjusted ROIC of 10.60% in 2014. We achieved an average adjusted ROIC of 8.53% during this period, which exceeded the maximum threshold for payment under the LTCIP. Our executive officers who participated in the LTCIP for the 2012-2014 period received an amount determined by multiplying the target opportunity for each executive officer by 200%, the maximum payout percentage under the LTCIP.

Perquisites and Other Compensation

Our executive officers receive a limited number of perquisites. We maintain Company aircraft for business purposes, and the Committee has evaluated our policies and valuation practices for personal use of these aircraft. The Board has requested that our CEO use our aircraft for both business and personal travel, with personal travel subject to prior approval by our Chairman of the Board. Notwithstanding this, personal use of our aircraft is considered a perquisite for SEC reporting purposes. Our CEO may occasionally permit other executive officers to use our aircraft, if available, for personal travel.

In connection with their new positions, Messrs. O’Reagan and Shah received relocation packages, which included reimbursement for certain moving and temporary living expenses and cash for incidental costs related to their relocation.

MASCO CORPORATION 2015 PROXY STATEMENT	PART IV – EXECUTIVE COMPENSATION

Our executive officers are eligible to participate in an estate and financial planning program to assist them in achieving the benefit of our compensation programs. This program provides up to $10,000 per year for financial planning and tax preparation.

Retirement Programs

We maintain defined contribution retirement plans for all of our employees to provide them with income to supplement social security and their personal asset accumulation. These plans include 401(k) savings plans and profit sharing plans. Our executive officers are eligible to participate in a tax-qualified 401(k) savings plan (the “401(k) Savings Plan”) and a tax-qualified Future Service Profit Sharing Plan (the “Profit Sharing Plan”), as well as a benefits restoration plan (the “BRP”). The BRP enables highly-compensated employees to obtain the full financial benefit of the 401(k) Savings Plan and the Profit Sharing Plan, notwithstanding various limitations imposed on the plans under the Internal Revenue Code (the “Code”).

Our executive officers are also entitled to receive benefits under our frozen defined benefit plans, which are the Masco Corporation Pension Plan and the portion of the BRP applicable to the Masco Corporation Pension Plan. Messrs. Sznewajs and Volas may also receive benefits under a Supplemental Executive Retirement Plan (“SERP”). SERP benefits are not provided to Messrs. Allman, O’Reagan, Lindow or Shah. Mr. Wadhams, who retired from the Company in 2014, is entitled to SERP benefits. In 2010, we froze accruals in all of these plans, as well as in all of our other defined benefit plans offered to our U.S. employees. Consequently, the pension benefits ultimately payable to all executive officers are essentially fixed, although Mr. Sznewajs’s vesting in the frozen accrued SERP benefit has continued. Mr. Sznewajs will not be fully vested in his frozen SERP benefit unless he continues to be employed with us until he is age 55, or we have a change in control (or an alternate change in control). See “Executive Compensation – Payments Upon a Change in Control.”

Our retirement plans and our frozen defined benefit plans are described in detail in “Compensation of Executive Officers – Retirement Plans” below.

How did the Committee assess our executive officers’ direct compensation for 2014?

The Supplemental Compensation Table below shows how the Committee assessed total direct compensation for our current executive officers in 2014. Presentation of the components of compensation in the Supplemental Compensation Table is consistent with the information provided to and analyzed by the Committee in our tally sheets, as described above. The Supplemental Compensation Table shows the payments our executive officers earned under the 2014 annual performance-based cash bonus program and under the LTCIP for the three-year performance period from 2012 - 2014. The Supplemental Compensation Table is not intended to be a substitute for the 2014 Summary Compensation Table (which is presented under “Compensation of Executive Officers” below).

The Committee approves restricted stock awards when financial results for the previous year are finalized, which occurs early in the following year. We granted restricted stock in early 2015 based on our performance in 2014, and in early 2014 based on our performance in 2013. The 2014 Summary Compensation Table shows the awards of restricted stock we made in 2014 as compensation received by our executive officers in that year. In the Supplemental Compensation Table below, we show the awards of restricted stock made in 2015 as compensation for 2014, and for Messrs. Sznewajs and Lindow, who were also executive officers in 2013, the awards of restricted stock made to them in 2014 as compensation for 2013. The Supplemental Compensation Table does not include changes in pension value, as that amount represents the annual change in present value of future payments to be made to our executive officers, and does not reflect additional benefit accruals in our frozen defined benefit pension plans.

PART IV – EXECUTIVE COMPENSATION	MASCO CORPORATION 2015 PROXY STATEMENT

2014 Supplemental Compensation Table

Name and Principal Position	Year (1)	Salary ($)	Restricted Stock Awards ($)(2)	Stock Options ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)		All Other Compensation ($)(5)	Total ($) (6)
					For 1-Year Period	For 3-Year Period
Keith J. Allman	2014	842,788	1,080,062	1,286,550	1,080,000	675,000	178,638	5,143,038
President and Chief Executive Officer
John G. Sznewajs	2014	618,269	375,083	524,150	375,000	795,000	95,414	2,782,916
Vice President, Treasurer and Chief Financial Officer	2013	552,500	707,260	603,925	707,300	n/a	110,414	2,681,399
Gerald Volas	2014	507,442	309,000	345,463	309,000	712,500	65,765	2,249,170
Group President, North American Diversified Businesses
Richard A. O’Reagan (7)	2014	405,492	270,081	—	270,000	—	119,475	1,065,048
Group President, Global Plumbing
John P. Lindow	2014	260,000	135,302	109,595	135,200	338,000	42,066	1,020,163
Vice President, Controller	2013	260,000	276,988	191,590	277,000	n/a	60,158	1,065,736

(1)	Compensation information for 2013 is not presented for Messrs. Allman, O’Reagan and Volas, as they were not executive officers in 2013.

(2)	This column shows the aggregate grant date fair value of awards of restricted stock for the performance year indicated, calculated in accordance with accounting guidance.

(3)

This column shows the aggregate grant date fair value of awards of stock options. In 2014, each executive officer received the following number of stock options: 135,000 options for Mr. Allman; 55,000 options for Mr. Sznewajs; 36,250 options for Mr. Volas and 11,500 options for Mr. Lindow. Mr. O’Reagan received no stock options in 2014.

(4)	These columns show the cash bonuses paid for the one-year and three-year performance periods ending in the year indicated.

(5)	This column includes our contributions and allocations for the accounts of the executive officers under our qualified and non-qualified defined contribution retirement plans, and perquisites.

(6)	As noted above, the total excludes the change in the year-end pension values included in the 2014 Summary Compensation Table.

(7)	Mr. O’Reagan, who was promoted to Group President in May 2014, was not a participant in the LTCIP for the three-year period 2012-2014.

MASCO’S EXECUTIVE COMPENSATION PROGRAMS INCORPORATE BEST PRACTICES

Our executive compensation programs incorporate many best practices. As described above, our compensation mix is weighted toward long-term incentives, the vesting schedule for our equity awards is longer than current market practice, the Committee utilizes a market analysis of executive compensation relative to peer companies, we provide limited perquisites, our equity plan prohibits the repricing of options, and our Committee uses tally sheets in setting executive compensation. Our other best practices are described below.

We Prohibit Hedging and Pledging

Our anti-hedging and anti-pledging policy prohibits our executives and our directors from engaging in any hedging transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives) that are designed to hedge or speculate on any change in the market value of our equity or debt securities. Additionally, our executives and directors are prohibited from making any future purchases of our securities on margin or from pledging our securities as collateral for a loan, unless the arrangement is preapproved by our Corporate Governance and Nominating Committee for any executive or by our Board for any director.

We Can Clawback Incentive Compensation

If we restate our financial statements, other than as a result of changes to accounting rules or regulations, the Committee may recover from our executives incentive compensation that was paid or granted in the three-year period prior to the restatement, regardless of whether misconduct caused the restatement.

MASCO CORPORATION 2015 PROXY STATEMENT	PART IV – EXECUTIVE COMPENSATION

We Require Minimum Levels of Stock Ownership by Our Executives

For many years we have required minimum stock ownership for our executive officers to further reinforce the alignment of their long-term financial interests with the interests of our stockholders. This requirement ensures that our executive officers maintain a substantial investment in our common stock and that a meaningful amount of each executive officer’s personal net worth is invested in our Company. Our executive officers are required to achieve the stock ownership necessary to meet the stock ownership requirements within three years of becoming subject to them.

The Committee reviews our executive officers’ ownership of our common stock annually to ensure compliance with our stock ownership guidelines. Our executive officers’ direct stock holdings and unvested restricted stock awards are counted toward satisfaction of the guidelines. As of December 31, 2014, when the closing price of our common stock was $25.20, each of our executive officers met his stock ownership requirement, except for Mr. Allman; however, under our stock ownership guidelines, Mr. Allman has three years from the date he became CEO to meet the ownership requirement.

	Minimum Stock Ownership		Actual Ownership
Name	Multiple of Base Salary	Multiple Expressed in Dollars ($)	Multiple of Base Salary	Value of Shares Held by Executive ($)
Keith J. Allman	6	5,400,000	4.6	4,178,059
John G. Sznewajs	3	1,875,000	7.5	4,664,797
Gerald Volas	2	1,030,000	10.8	5,575,752
Richard A. O’Reagan	2	900,000	4.3	1,918,098
John P. Lindow	2	520,000	6.5	1,686,082

We Prohibit Excise Tax Gross-Up Payments

Our Board has adopted a policy prohibiting excise tax gross-up payments, except for such payments committed to in equity awards and frozen SERP agreements entered into prior to 2012. Specifically, equity awards made in 2012 and thereafter will no longer be included for purposes of determining future excise tax gross-up payments. With the exception of tax equalization gross-up payments made to employees in connection with reimbursement of relocation or foreign expatriate expenses incurred at our request, we do not provide other tax gross-up payments.

We Have Adopted Double-Trigger Change of Control Provisions for Our Equity Awards

The terms of our equity awards (granted after 2012) provide that the awards will vest only if there is both a change in control of our Company and the recipient of the award is terminated from employment at the time of the change in control or within two years after the change in control, or terminates employment for good reason (for example, if his or her job duties have been significantly diminished) (“double-trigger” vesting), or if the recipient’s awards are not replaced with comparable awards by the acquiring company. The terms of our equity awards granted in 2012 and before provide that the awards would vest immediately upon a change in control of our Company (“single trigger” vesting).

We Do Not Have Employment, Change in Control or Severance Contracts

Our executive officers do not have employment contracts and are “at-will” employees who may be terminated at our discretion. We believe this preserves greater flexibility in our employment arrangements with our executive officers. Our executive officers also do not have change in control or severance contracts, although we have, from time to time, entered into severance arrangements with departing executive officers. However, if a change in control occurs, all outstanding shares of restricted stock and stock options may fully vest, as described above. Additionally, each of our participating executive officers would receive a lump-sum payment equal to the present value of his accrued benefit under our SERP and the BRP.

After a change in control, executive officers may be considered to have received “golden parachute payments” to the extent the amount received as a result of the change in control exceeds certain thresholds

PART IV – EXECUTIVE COMPENSATION	MASCO CORPORATION 2015 PROXY STATEMENT

in the Code. Under the Code, “golden parachute payments” are subject to a 20% excise tax, in addition to normally applicable income and other payroll taxes. If an employee, including any executive officer, becomes entitled to receive payments as a result of equity awards or other agreements made before 2012, which trigger the application of the excise tax, we will make an additional cash payment to make the employee whole for such excise tax payments. As described above, our equity awards granted in 2012 and thereafter do not include the excise tax gross-up feature. The Committee’s review of executive compensation also includes our obligations to the executive officers under these programs in the event of any change in control.

Our Policies Encourage Executive Retention and Protect Us

We believe several features of our equity plans improve our retention of our executive officers and also reduce the potential that executive officers might engage in post-termination conduct that would be harmful to us. Our executive officers generally forfeit unvested awards of restricted stock and stock options when their employment terminates prior to retirement. Executive officers may exercise vested options for a limited period of time following termination. The terms of our awards prohibit our executive officers from competing with us for one year after termination. If an executive officer violates this restriction, we can recover the gain the executive officer realized from awards that vested within two years prior to termination.

Our Committee Conducts an Annual Compensation Risk Evaluation

The Committee annually conducts a risk assessment of our executive compensation programs. The Committee has concluded that our programs do not encourage excessive risk taking. While the total compensation program is designed to balance short- and long-term rewards, the largest portion of the compensation opportunity for our executive officers is through equity- and cash-based long-term incentives. Executive officers are also required to own a substantial amount of our stock to further encourage a long-term perspective. The annual cash bonus and stock award programs have established maximum payout opportunities in line with competitive practice.

TAX TREATMENT

Section 162(m) of the Code limits deductibility of annual compensation in excess of $1 million paid to our executive officers, unless this compensation qualifies as “performance-based.” Our stock options and, in most situations, cash bonus and grants of restricted stock under the performance-based programs described above, are intended to qualify under Section 162(m) so that they may be deductible. Awards under our LTCIP are also intended to qualify under Section 162(m). The Committee, however, believes it is in our interest to retain flexibility in our compensation programs. Consequently, in some circumstances, we have paid and intend to continue to pay compensation that may not qualify as deductible under Section 162(m).

CONCLUSION

We recognize the importance of attracting and retaining executive officers who can effectively lead our business, and in motivating them to maximize our corporate performance and create long-term value for our stockholders. We believe in rewarding our executive officers to a significant degree based on our performance. We continue to thoughtfully and thoroughly analyze our compensation practices and programs and to regularly reach out to a significant number of our stockholders to understand their perspectives regarding our compensation programs. We believe the many changes we have implemented in our compensation practices and programs in recent years more strongly align our executive officers’ interests with the long-term interests of stockholders, reward our executive officers based on our performance and incentivize them to focus on our critical business objectives.

MASCO CORPORATION 2015 PROXY STATEMENT	PART IV – EXECUTIVE COMPENSATION

Compensation Committee Report

The Organization and Compensation Committee, which is responsible for overseeing the Company’s executive compensation programs, has reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review and discussion, the Organization and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Masco’s proxy statement.

Mary Ann Van Lokeren, Chairperson

Verne G. Istock

J. Michael Losh

Donald R. Parfet

Lisa A. Payne

PART IV – EXECUTIVE COMPENSATION	MASCO CORPORATION 2015 PROXY STATEMENT

Compensation of Executive Officers

SUMMARY COMPENSATION TABLE

The following table reports compensation earned during the years indicated by Mr. Allman, our principal executive officer, Mr. Sznewajs, our principal financial officer, and Messrs. Volas, O’Reagan and Lindow, our three other most highly compensated executive officers. SEC rules require us to include Mr. Wadhams, who served as our principal executive officer until February 14, 2014, and Mr. Shah, who served as our Vice President, Chief Human Resource Officer through May 2014 and who would have been included in the group of highly compensated executive officers if he remained an executive officer through December 31, 2014. We refer to the individuals listed in the table collectively as our “named executive officers.”

2014 Summary Compensation Table

Name and Principal Position	Year(1)	Salary ($)(2)	Stock Awards ($) (3)(4)		Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)(2)(5)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Keith J. Allman	2014	842,788	584,229		1,286,550	1,755,000	103,628	178,638	4,750,833
President and Chief Executive Officer
John G. Sznewajs	2014	618,269	707,260		524,150	1,170,000	932,222	95,414	4,047,315
Vice President, Treasurer	2013	552,500	540,558		603,925	707,300	—	110,414	2,514,697
and Chief Financial Officer	2012	530,000	—		321,900	540,600	570,136	58,065	2,020,701
Gerald Volas	2014	507,442	614,930		345,463	1,021,500	1,347,615	65,765	3,902,715
Group President, North America Diversified Businesses
Richard A. O’Reagan	2014	405,492	491,003		—	270,000	9,598	119,475	1,295,568
Group President, Global Plumbing
John P. Lindow	2014	260,000	276,988		109,595	473,200	70,836	42,066	1,232,685
Vice President, Controller	2013	260,000	229,864		191,590	277,000	—	60,158	1,018,612
	2012	260,000	—		102,120	229,800	30,993	30,130	653,043
Timothy Wadhams	2014	330,769	2,459,946		—	2,850,000	2,355,821	137,503	8,134,039
Retired President and Chief	2013	1,000,000	2,040,072		3,398,640	2,460,000	—	319,748	9,218,460
Executive Officer	2012	1,000,000	—		1,811,520	2,040,000	1,749,638	142,315	6,743,473
Jai Shah(8)	2014	374,961	394,416		142,950	656,000	48,862	133,490	1,750,679
Former Vice President, Chief	2013	370,000	327,185		249,900	394,400	—	76,754	1,418,239
Human Resource Officer	2012	347,780	179,100	(9)	266,400	327,100	22,356	41,144	1,183,880

(1)	Information is included only for those years in which individuals have served as named executive officers.

(2)	These columns include amounts voluntarily deferred by each named executive officer as salary reductions under our 401(k) Savings Plan.

(3)

Amounts in these columns reflect the aggregate grant date fair value of restricted stock awards and stock options, calculated in accordance with accounting guidance. In determining the fair market value of stock options, we used the same assumptions as set forth in the notes to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. See “Compensation Discussion and Analysis – Summary of Compensation Decisions for 2014 – What were the components of Masco’s executive compensation program in 2014?” The named executive officers have no assurance that these amounts will be realized. They only realize the value of restricted stock awards over an extended period of time because scheduled vesting of awards occurs pro rata over five years from the date of grant. Actual gains, if any, on stock option exercises will depend on overall market conditions, the future performance of our common stock and the timing of exercise of the option.

(4)

In accordance with SEC requirements, the amounts reported in this column reflect restricted stock awards granted during the year indicated. Performance-based awards of restricted stock for performance achieved in 2012 and 2013 are reflected in the grants made in 2013 and 2014, respectively. Because we did not meet our performance targets in 2011, no performance-based awards of restricted stock were made in 2012.

MASCO CORPORATION 2015 PROXY STATEMENT	PART IV – EXECUTIVE COMPENSATION

(5)

This column shows (i) the annual performance-based bonuses that were earned for the year indicated, and (ii) the performance-based payments under our Long Term Cash Incentive Program (“LTCIP”) that were earned for the three-year period ending in 2014. The payments were based on the attainment of performance targets, as described above in “Compensation Discussion and Analysis.” Mr. O’Reagan, who was promoted to Group President in May 2014, was not a participant in the LTCIP for the three-year period 2012-2014. Mr. Wadhams’ LTCIP payment was prorated based on his retirement date. Mr. Shah’s annual performance-based bonus was prorated for the portion of the year he served as an executive officer. The amounts reported in this column for 2014 were as follows.

	Annual Performance-Based Cash Bonus ($)	LTCIP for Three-Year Period (2012-2014) ($)	Total ($)
Keith J. Allman	1,080,000	675,000	1,755,000
John G. Sznewajs	375,000	795,000	1,170,000
Gerald Volas	309,000	712,500	1,021,500
Richard A. O’Reagan	270,000	—	270,000
John P. Lindow	135,200	338,000	473,200
Timothy Wadhams	600,000	2,250,000	2,850,000
Jai Shah	243,900	412,100	656,000

(6)

This column shows changes in the sum of year-end pension values, which reflect actuarial factors and variations in interest rates used to calculate present values. Increases in pension values do not represent increased benefit accruals since benefits in our domestic defined benefit plans were frozen effective January 1, 2010. These values were obtained by comparing the present value of accumulated benefits for December 31 of the year indicated (shown for 2014 in the “2014 Pension Plan Table” below) to the comparable amount for the prior year. We calculated the pension values for each of 2012, 2013 and 2014 using the same assumptions as set forth in the notes to our financial statements included in our Annual Report on Form 10-K for the corresponding fiscal years ended December 31. The named executive officers did not have any above-market earnings under any of the plans in which they participate. This table shows no increases for 2013, since all values decreased due to the effect of rising interest rate assumptions used in the calculations.

(7)

For 2014, this column includes (i) our total contributions and allocations for the accounts of the named executive officers under the Profit Sharing Plan, the 401(k) Savings Plan and the portions of the Benefit Restoration Plan applicable to those plans ($78,865 for Mr. Allman; $74,499 for Mr. Sznewajs; $65,765 for Mr. Volas; $60,683 for Mr. O’Reagan; $40,591 for Mr. Lindow; $137,503 for Mr. Wadhams; and $50,583 for Mr. Shah); (ii) payments to Mr. Shah in connection with his transfer from our corporate headquarters; (iii) a tax equalization gross-up payment of $4,018 to Mr. Shah in connection with reimbursement of relocation expenses incurred at our request; and (iv) perquisites. Perquisite that exceeded the greater of $25,000 or 10% of the total perquisite amount for any individual were personal use of Company aircraft and additional personal travel expenses ($99,773 for Mr. Allman) and relocation benefits ($57,263 for Mr. O’Reagan and $41,284 for Mr. Shah). The incremental cost for the Company aircraft includes the cost for fuel, landing and parking fees, variable maintenance, variable pilot expenses for travel and any special catering costs. We also include these same costs for associated repositioning of the aircraft. The amount in this column for Mr. Sznewajs also includes personal use of Company aircraft. For 2014, perquisites also included financial planning (for Messrs. Sznewajs, Lindow and Shah) and certain personal travel expenses for Mr. O’Reagan ($1,529).

(8)	Mr. Shah became President of Delta Faucet Company in May 2014.

(9)	Mr. Shah received an award of restricted stock in 2012 in connection with his promotion to Vice President, Chief Human Resource Officer.

PART IV – EXECUTIVE COMPENSATION	MASCO CORPORATION 2015 PROXY STATEMENT

GRANTS OF PLAN-BASED AWARDS

The following table provides information about (i) the potential payouts that were available in 2014 to our named executive officers under our annual performance-based cash bonus opportunity, (ii) the potential payouts under our Long Term Cash Incentive Program (“LTCIP”), and (iii) the actual grants of restricted stock and stock options we made in 2014 to our named executive officers under our 2005 Long Term Stock Incentive Plan, which was replaced by our 2014 Long Term Stock Incentive Plan approved by stockholders at our 2014 annual meeting. Our “Compensation Discussion and Analysis” above describes our annual performance-based cash bonus and stock award opportunities, performance targets, grants of stock options and the LTCIP. Stock options granted in 2014 vest in equal annual installments of 20% over a period of five years and remain exercisable until ten years from the date of grant.

2014 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (3)	All Other Option Awards: Number of Securities Underlying Options (4)	Exercise or Base Price of Option Awards ($ Per Share)	Grant Date Fair Value of Stock and Option Awards ($) (5)
		Threshold ($)	Target ($)	Maximum ($)
Keith J. Allman	n/a (1)	540,000	1,350,000	2,700,000
	n/a (2)	540,000	1,350,000	2,700,000
	2/12/2014				26,070			584,229
	2/12/2014					135,000	22.41	1,286,550
John G. Sznewajs	n/a (1)	187,500	468,750	937,500
	n/a (2)	187,500	468,750	937,500
	2/12/2014				31,560			707,260
	2/12/2014					55,000	22.41	524,150
Gerald Volas	n/a (1)	154,500	386,250	772,500
	n/a (2)	150,000	375,000	750,000
	2/12/2014				27,440			614,930
	2/12/2014					36,250	22.41	345,463
Richard A. O’Reagan(6)	n/a (1)	135,000	337,500	675,000
	2/12/2014				21,910			491,003
John P. Lindow	n/a (1)	67,600	169,000	338,000
	n/a (2)	67,600	169,000	338,000
	2/12/2014				12,360			276,988
	2/12/2014					11,500	22.41	109,595
Timothy Wadhams	n/a (1)	75,000	187,500	375,000
	n/a (2)	75,000	187,500	375,000
	2/12/2014				109,770			2,459,946
Jai Shah	n/a (1)	98,800	247,000	494,000
	n/a (2)	96,200	240,500	481,000
	2/12/2014				17,600			394,416
	2/12/2014					15,000	22.41	142,950

(1)

The amounts shown reflect the threshold, target, and maximum opportunities under the 2014 annual performance-based cash bonus program described in our “Compensation Discussion and Analysis.” The amounts paid under this program are set forth in the “2014 Summary Compensation Table” above.

(2)

The amounts shown reflect the threshold, target, and maximum opportunities under the LTCIP relating to the Company’s performance for the 2014-2016 performance period. The actual amount paid under the LTCIP will depend on return on invested capital performance over the three-year period and the LCTIP’s terms and conditions.

(3)

The amounts shown reflect the number of shares of restricted stock granted in 2014 under the 2013 performance-based restricted stock award opportunity. See discussion captioned “Annual Performance-Based Restricted Stock and Cash Bonus Opportunities” in the Compensation Discussion and Analysis above.

MASCO CORPORATION 2015 PROXY STATEMENT	PART IV – EXECUTIVE COMPENSATION

(4)	The amounts shown reflect the number of stock options granted in 2014. These options vest ratably in five equal installments over five years beginning on February 12, 2015.

(5)

The grant date fair value shown in the column is determined in accordance with accounting guidance. Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the market value of our common stock at a future date when the option is exercised.

(6)	Mr. O’Reagan, who was promoted to Group President in May 2014, is not a participant in the LTCIP for the 2014-2016 performance period.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

We make equity grants pursuant to our 2014 Long Term Stock Incentive Plan; outstanding grants made prior to May 2005 were made pursuant to our 1991 Long Term Stock Incentive Plan and outstanding grants made prior to May 6, 2014 were made pursuant to our 2005 Long Term Stock Incentive Plan. We refer to these plans in this proxy statement collectively as our “Long Term Stock Incentive Plan.” The following table shows, for each named executive officer as of December 31, 2014, (i) each vested and unvested stock option outstanding, (ii) the aggregate number of unvested shares of restricted stock, and (iii) the market value of unvested shares of restricted stock based on the closing price of our common stock on December 31, 2014, which was $25.20 per share. Unvested restricted shares are held in the named executive officer’s name, and the named executive officer has the right to vote the shares and receive dividends on the restricted shares, but the named executive officer may not sell the shares until they vest. The value each named executive officer will realize when his restricted shares vest will depend on the value of our common stock on the vesting date.

2014 Outstanding Equity Awards at Fiscal Year-End

	Option Awards(1)					Restricted Stock Awards(2)
Name	Original Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Keith J. Allman						121,445	3,060,414
	05/09/2005	10,800	—	30.75	05/09/2015
	07/26/2006	12,500	—	26.60	07/26/2016
	05/24/2007	24,000	—	30.40	05/24/2017
	05/12/2008	44,200	—	18.58	05/12/2018
	02/09/2009	8,840	—	8.03	02/09/2019
	02/12/2010	8,840	8,840	13.81	02/12/2020
	12/05/2011	16,000	16,000	9.41	12/05/2021
	02/15/2012	29,000	43,500	11.67	02/15/2022
	02/13/2013	14,500	58,000	20.36	02/13/2023
	02/12/2014	—	135,000	22.41	02/12/2024
John G. Sznewajs						113,830	2,868,516
	05/09/2005	33,000	—	30.75	05/09/2015
	07/28/2005	20,000	—	34.40	07/28/2015
	07/26/2006	40,000	—	26.60	07/26/2016
	05/24/2007	40,000	—	30.40	05/24/2017
	06/02/2007	70,000	—	30.16	06/02/2017
	05/12/2008	145,000	—	18.58	05/12/2018
	02/09/2009	85,000	—	8.03	02/09/2019
	02/12/2010	116,000	29,000	13.81	02/12/2020
	02/16/2011	87,000	58,000	12.82	02/16/2021
	02/15/2012	29,000	43,500	11.67	02/15/2022
	02/13/2013	14,500	58,000	20.36	02/13/2023
	02/12/2014	—	55,000	22.41	02/12/2024

PART IV – EXECUTIVE COMPENSATION	MASCO CORPORATION 2015 PROXY STATEMENT

	Option Awards(1)					Restricted Stock Awards(2)
Name	Original Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Gerald Volas						106,702	2,688,890
	05/09/2005	30,000	—	30.75	05/09/2015
	07/26/2006	40,000	—	26.60	07/26/2016
	02/05/2007	40,000	—	33.10	02/05/2017
	05/24/2007	54,000	—	30.40	05/24/2017
	05/12/2008	92,000	—	18.58	05/12/2018
	02/09/2009	18,400	—	8.03	02/09/2019
	02/12/2010	116,000	29,000	13.81	02/12/2020
	02/16/2011	87,000	58,000	12.82	02/16/2021
	02/15/2012	29,000	43,500	11.67	02/15/2022
	02/13/2013	14,500	58,000	20.36	02/13/2023
	02/12/2014	—	36,250	22.41	02/12/2024
Richard A. O’Reagan						64,345	1,621,494
	02/09/2009	3,000	—	8.03	02/09/2019
	02/12/2010	3,000	3,000	13.81	02/12/2020
John P. Lindow						50,389	1,269,803
	05/09/2005	12,000	—	30.75	05/09/2015
	07/26/2006	15,000	—	26.60	07/26/2016
	05/24/2007	20,000	—	30.40	05/24/2017
	05/12/2008	45,900	—	18.58	05/12/2018
	02/09/2009	9,180	—	8.03	02/09/2019
	02/12/2010	36,800	9,200	13.81	02/12/2020
	02/16/2011	27,600	18,400	12.82	02/16/2021
	02/15/2012	9,200	13,800	11.67	02/15/2022
	02/13/2013	4,600	18,400	20.36	02/13/2023
	02/12/2014	—	11,500	22.41	02/12/2024
Timothy Wadhams						387,290	9,759,708
	05/09/2005	85,000	—	30.75	05/09/2015
	07/26/2006	85,000	—	26.60	07/26/2016
	05/24/2007	85,000	—	30.40	05/24/2017
	06/02/2007	400,000	—	30.16	06/02/2017
	02/09/2009	408,000	—	8.03	02/09/2019
	02/12/2010	652,800	163,200	13.81	02/12/2020
	02/16/2011	489,600	326,400	12.82	02/16/2021
	02/15/2012	163,200	244,800	11.67	02/15/2022
	02/13/2013	81,600	326,400	20.36	02/13/2023
Jai Shah						76,900	1,937,880
	05/09/2005	6,500	—	30.75	05/09/2015
	05/09/2005	3,500	—	30.75	05/09/2015
	12/05/2005	20,000	—	30.25	12/05/2015
	07/26/2006	27,000	—	26.60	07/26/2016
	05/24/2007	27,000	—	30.40	05/24/2017
	07/25/2007	30,000	—	26.44	07/25/2017
	05/12/2008	60,000	—	18.58	05/12/2018
	02/09/2009	12,000	—	8.03	02/09/2019
	02/12/2010	48,000	12,000	13.81	02/12/2020
	02/16/2011	36,000	24,000	12.82	02/16/2021
	02/15/2012	12,000	18,000	11.67	02/15/2022
	08/01/2012	12,000	18,000	11.94	08/01/2022
	02/13/2013	6,000	24,000	20.36	02/13/2023
	02/12/2014	—	15,000	22.41	02/12/2024

(1)	Stock option awards vest in equal annual installments of 20% commencing in the year following the year of grant.

(2)

Restricted stock awards granted in 2010 and after vest in equal annual installments of 20%. Restricted stock awards granted prior to 2010 vest in equal annual installments of 10%; however, the number of shares that vest annually is adjusted when the participant turns age 66 so that awards are fully vested by the end of the year in which the participant turns 70.

MASCO CORPORATION 2015 PROXY STATEMENT	PART IV – EXECUTIVE COMPENSATION

OPTION EXERCISES AND STOCK VESTED

The following table shows the number of shares acquired, and the value realized, by each of our named executive officers during 2014, in connection with the exercise of stock options and the vesting of restricted stock previously awarded to each officer.

2014 Option Exercises and Stock Vested

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Keith J. Allman	—	—	32,807	760,087
John G. Sznewajs	—	—	31,110	717,972
Gerald Volas	—	—	29,054	672,073
Richard A. O’Reagan	—	—	14,141	327,711
John P. Lindow	—	—	14,066	323,737
Timothy Wadhams	816,000	4,066,699	112,600	2,593,600
Jai Shah	—	—	22,421	514,452

RETIREMENT PLANS

We maintain tax-qualified defined contribution and defined benefit retirement plans for our employees, including our named executive officers. We also maintain a non-qualified Benefits Restoration Plan (“BRP”), which enables highly compensated employees to obtain the full financial benefits of the tax-qualified plans, notwithstanding various limitations imposed on them under the Code. Substantially all of our defined benefit pension plans were frozen for future benefit accruals effective January 1, 2010. Consequently, the defined benefit pension benefits accrued for each of our named executive officers are essentially fixed.

Defined Contribution Plans

Our defined contribution plans include a tax-qualified 401(k) Savings Plan and a tax-qualified Profit Sharing Plan. We match 100% of the first 4% of an employee’s compensation deferred into the 401(k) Savings Plan. Our contributions to the Profit Sharing Plan are guided by the operating profit performance target used to determine annual performance-based restricted stock awards and cash bonuses. The Organization and Compensation Committee has established our maximum contribution percentage at 10% of each participant’s annual earnings (base salary and cash bonus) if we achieve the maximum performance levels. Employees become 100% vested in their profit sharing accounts after completing three years of employment with us. All of our named executive officers are 100% vested in their profit sharing accounts.

Under the defined contribution portion of our BRP, we make book account allocations for highly compensated employees, including our named executive officers, reflecting 401(k) Savings Plan employer match (in 2014, for contributions up to $17,500) and Profit Sharing Plan contribution amounts that otherwise exceed the Code’s limitations, together with amounts reflecting pro-forma earnings (or losses) on participants’ accounts. Because the BRP is not a tax-qualified plan, allocations and pro-forma earnings are maintained in book entry form in a Company account in each participant’s name and are not funded. The pro-forma earnings (or losses) are posted to these BRP book entry accounts based on the performance reported by the several mutual fund offerings designated by each participant. Following a participant’s termination of employment, the BRP account is paid by us in a lump sum. Distributions from the Profit Sharing Plan are made through a trust and may be paid in a lump sum or in installments. The Profit Sharing Plan also permits distributions after a participant reaches age 59 1/2 and prior to termination of employment.

PART IV – EXECUTIVE COMPENSATION	MASCO CORPORATION 2015 PROXY STATEMENT

The columns in the following table show, for each named executive officer, (A) the amount of the book entry allocation to his BRP account made by us for 2014; (B) the amount of pro-forma earnings posted to his account in 2014; (C) the aggregate amount of all withdrawals, distributions or segregations from his account during 2014; and (D) the account’s ending balance at December 31, 2014.

2014 Non-Qualified Deferred Compensation (Defined Contribution Portion of the Benefits Restoration Plan)

	A	B	C	D
Name	Masco Allocations for 2014 ($)(1)	Aggregate Earnings in 2014 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2014 ($)(2)
Keith J. Allman	57,285	12,527		253,423
John G. Sznewajs	52,919	23,029		318,786
Gerald Volas	44,185	8,299		238,018
Richard A. O’Reagan	33,123	4,755		101,840
John P. Lindow	19,011	3,933		66,367
Timothy Wadhams	116,123	18,653	882,336	—
Jai Shah	29,003	7,098		144,773

(1)	Amounts in this column are included in “All Other Compensation” in the 2014 Summary Compensation Table.

(2)

The following amounts included in this column were previously reported as compensation in our Summary Compensation Table for 2012 and 2013: $27,440 in 2012 and $217,218 in 2013 for Mr. Sznewajs; $1,130 in 2012 and $35,176 in 2013 for Mr. Lindow; $61,750 in 2012 and $619,658 in 2013 for Mr. Wadhams; and $11,049 in 2012 and $92,796 in 2013 for Mr. Shah.

We offer no other plans of deferred compensation that would permit the election of deferrals of cash compensation by our named executive officers.

Defined Benefit Pension Plans

Our frozen defined benefit pension plans are the tax-qualified Masco Corporation Pension Plan (the “Pension Plan”) and a non-qualified Supplemental Executive Retirement Plan (“SERP”) for each of Messrs. Sznewajs, Volas and Wadhams. We also maintain a portion of the non-qualified BRP applicable to the Pension Plan for highly compensated employees, which may include our named executive officers.

Masco Corporation Pension Plan and BRP

The Pension Plan and BRP provide that at normal retirement age (65), participants receive an annual payment for the remainder of their life, with five years’ payments guaranteed. Employees became 100% vested in their pension benefit after completing five years of employment with us. The benefits are not subject to reduction for social security benefits or for other offsets, except to the extent that pension or equivalent benefits are also payable under a prior affiliate’s plan. Participants who retire or terminate employment with us are eligible for a reduced early retirement benefit between age 55 and 65. If a participant retires or terminates employment and commences payments at age 55, his or her benefit would be reduced by one-half; if he or she retires and commences payments at age 60, the benefit would be reduced by one-third. The maximum credited service under the Pension Plan and the defined benefit portion of the BRP was 30 years. A participant who has ten or more years of service with us is eligible to receive a disability benefit equal to the participant’s accrued benefit. Benefits accrued under the Pension Plan and the portion of the BRP applicable to the Pension Plan were frozen as of January 1, 2010. All of our named executive officers are 100% vested in their Pension Plan and BRP benefits.

Supplemental Executive Retirement Plan (“SERP”)

Messrs. Sznewajs, Volas and Wadhams are participants in the frozen SERP. SERP benefits are not provided to Messrs. Allman, O’Reagan, Lindow and Shah. SERP participants receive an annual payment for life of an amount up to 60% of the average of their highest three years’ cash compensation (base salary plus annual cash bonus, up to 60% of that year’s maximum bonus opportunity) earned on or before January 1, 2010.

MASCO CORPORATION 2015 PROXY STATEMENT	PART IV – EXECUTIVE COMPENSATION

SERP payments are offset by amounts payable under the Pension Plan and the Profit Sharing Plan balance as of January 1, 2010 and the portions of the BRP applicable to those plans, and, in most cases, by retirement benefits payable to the SERP participant by other employers. Benefits under the SERP are not payable in a lump sum, other than in the case of a change in control or alternate change in control.

The maximum benefit under the SERP accrues after 15 years, limited to service accrued at January 1, 2010. When the SERP was frozen on January 1, 2010, Messrs. Volas and Wadhams were fully accrued and fully vested in their benefits, and Mr. Sznewajs’s accrual of 52% was frozen, and he is now 50% vested. Mr. Sznewajs will not be fully vested in his frozen SERP benefit unless he continues to be employed with us until he is age 55, or we have a change in control or alternate change in control.

SERP benefits are not payable to a terminated participant until age 65, provided no change in control or alternate change in control has occurred. Participants must refrain from activities negatively impacting our business following termination of employment in order to continue to receive SERP benefits.

The SERP provides a disability benefit for participants who have been employed by us at least two years and who become disabled while employed by us. The disability benefit is paid until the earlier of death, recovery from disability or age 65; is offset by payments from long-term disability insurance we have paid for; and is equal to 60% of the participant’s annual salary and bonus (up to 60% of the maximum bonus opportunity) as of January 1, 2010. At age 65, payments revert to a calculation based on the highest three-year average compensation as of January 1, 2010.

Under the SERP, participants and their spouses may also receive medical benefits.

A change in control or alternate change in control accelerates full vesting, may accelerate the payment of benefits (calculated on a present value basis), and may result in payment of an amount for any related excise taxes, as discussed below under “Payments Upon Change in Control.”

The present value of SERP payments to be made to our participating named executive officers is set forth in the “2014 Pension Plan Table.” A surviving spouse will receive reduced benefits.

Pension Plan Table

The 2014 Pension Plan Table below shows the estimated present values on December 31, 2014 of accumulated benefits for each of our named executive officers under the Pension Plan, the defined benefit portion of the BRP (other than for Messrs. Lindow and O’Reagan) and, for Messrs. Sznewajs, Volas and Wadhams, the SERP. Accruals under all of these plans were frozen as of January 1, 2010. As described above, amounts payable under the SERP are offset by amounts payable under the Pension Plan and the defined benefit portion of the BRP, and the SERP amounts shown in the table below reflect these offsets. The amounts for the SERP have also been reduced by the December 31, 2009 benefits under the Profit Sharing Plan and defined contribution portion of the BRP, and by the estimated amounts payable by prior employers, as described above, but these offsets are not separately shown.

PART IV – EXECUTIVE COMPENSATION	MASCO CORPORATION 2015 PROXY STATEMENT

2014 Pension Plan Table

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefits ($)(2)
Keith J. Allman	Pension Plan	12	274,969
	Defined Benefit Portion – BRP	12	89,558
John G. Sznewajs	Pension Plan	13	267,141
	Defined Benefit Portion – BRP	13	241,251
	SERP	13	2,558,712
Gerald Volas	Pension Plan	26	814,628
	Defined Benefit Portion – BRP	26	757,265
	SERP	15	4,475,986
Richard A. O’Reagan	Pension Plan	1	31,532
John P. Lindow	Pension Plan	12	235,483
Timothy Wadhams	Pension Plan	30	399,353
	Defined Benefit Portion – BRP	30	2,852,188
	SERP	15	13,982,200
Jai Shah	Pension Plan	6	128,412
	Defined Benefit Portion – BRP	6	28,474

(1)

Reflects credited service through January 1, 2010, the date on which accruals under our defined benefit pension plans were frozen, for years of employment with us, our subsidiaries or certain of our prior affiliates and their subsidiaries. Credited service under the SERP includes service through January 1, 2010 only with us and businesses in which we had a 50% or greater interest. Mr. Wadhams was employed by us for eight years and by a prior affiliate for 17 years before returning to us in 2001. When Mr. Wadhams rejoined us in 2001, we agreed to credit him with full vesting in the maximum 60% benefit in the SERP, and to guarantee his retiree medical benefits and the offset to the SERP which would otherwise arise from his prior employer. We have not otherwise granted additional accruals to any of the named executive officers in any of these retirement plans, and none of these plans provides for personal contributions or additional income deferral elections.

(2)

Amounts in this column were calculated as of December 31, 2014 using the normal form of benefit payable under each plan using (a) base pay only for the Pension Plan and BRP, (b) base pay plus cash bonus for the SERP, and (c) the same discount rates and mortality assumptions as described in the notes to financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Although SEC disclosure rules require a present value calculation, none of these plans (other than the SERP and the BRP, in the event of a change in control or alternate change in control) provides benefits in a lump sum. Mr. Wadhams retired as an employee in March 2014 and commenced benefits on April 1, 2014. The amounts for Mr. Wadhams were calculated based on actual benefit elected.

PAYMENTS UPON CHANGE IN CONTROL

We do not have employment agreements or change in control agreements with any of our named executive officers. If we experienced a change in control or alternate change in control, our named executive officers could receive lump-sum payments of benefits under the BRP and, in the cases of Messrs. Sznewajs, Volas and Wadhams, under the SERP, that otherwise would be paid over time. Additionally, these two plans and the Long Term Stock Incentive Plan provide that all participants, including the named executive officers, could receive accelerated vesting and reimbursement (limited, for equity grants, to those made prior to 2012) in the case of imposition of excise tax upon a change in control. Upon a change in control or alternate change in control, Mr. Sznewajs’s frozen SERP accrual of 52% would not change, but his vesting in this benefit would advance from 50% to 100%. None of these plans provides for additional accrual of benefits in the case of a change in control or alternate change in control.

A “change in control” under the SERP and the BRP occurs if, during any 24-month period (or, for an “alternate change in control,” any 12-month period), the individuals who were incumbent directors at the beginning of the period cease for any reason to be a majority of the Board of Directors. Individuals who became directors after the beginning of the period with the approval of at least two-thirds (or a majority for an “alternate change in control”) of the incumbent directors are considered as incumbents. However, regardless of any such approval, individuals will not be considered incumbent if they become directors within one year after unauthorized tender offers for, or acquisitions of, 25% (or 30% for an “alternate change in control”) or more of the combined voting power of all of our outstanding voting securities or, in the case of the Long Term Stock Incentive Plan, as a result of actual or threatened election contests not by or on behalf of the Board. The definition of “change in control” under the Long Term Stock Incentive Plan is otherwise identical to the

MASCO CORPORATION 2015 PROXY STATEMENT	PART IV – EXECUTIVE COMPENSATION

definition of this term in the SERP and BRP, although change in control present value payments derived from awards granted beginning in 2013 under the Long Term Stock Incentive Plan would also require a termination of employment under certain conditions. See “Compensation Discussion and Analysis – Masco’s Executive Compensation Programs Incorporate Best Practices.”

The following table sets forth the values of all payments (other than from our tax-qualified retirement plans) assuming a change in control or alternate change in control (and a termination of employment under certain conditions) had occurred on December 31, 2014.

Payments Upon a Change in Control

Name	Cash ($)	Equity ($)(1)	SERP and BRP Payments ($)(2)	Perquisites ($)	Excise Tax Reimbursement ($)(3)	Other ($)	Total ($)
Keith J. Allman	—	4,659,667	394,625	—	—	—	5,054,292
John G. Sznewajs	—	4,939,591	2,927,145	—	—	—	7,866,736
Gerald Volas	—	4,707,653	5,388,996	—	—	—	10,096,649
Richard A. O’Reagan	—	1,655,664	134,963	—	—	—	1,790,627
John P. Lindow	—	1,910,238	85,378	—	—	—	1,995,616
Timothy Wadhams	—	20,551,308	16,161,867	—	—	—	36,713,175
Jai Shah	—	3,011,910	209,151	—	—	—	3,221,061

(1)

A change in control would trigger vesting (assuming a termination of employment under certain conditions had occurred with respect to awards granted beginning in 2013) of unvested restricted stock and stock option awards, the total value of which is shown in this column. This column is comprised of the incremental values for vestings of restricted stock (as shown in the last column of the “2014 Outstanding Equity Awards at Fiscal Year-End” table above), plus the incremental values for vesting of stock options (based on our closing stock price of $25.20 on December 31, 2014): $1,599,253 for Mr. Allman; $2,071,075 for Mr. Sznewajs; $2,018,763 for Mr. Volas; $34,170 for Mr. O’Reagan; $640,435 for Mr. Lindow; $10,791,600 for Mr. Wadhams; and $1,074,030 for Mr. Shah.

(2)

Amounts calculated for both the SERP and the BRP utilize the discount rates and mortality assumptions equal to the Pension Benefit Guarantee Corporation discount rates for lump sums in plan terminations, as in effect four months prior to the change in control or alternate change in control, and the UP-1984 mortality table (both of which differ from the rates and assumptions used to calculate the lump sums set forth in the Pension Plan Table). If a change in control occurs that does not meet the narrower “alternate change in control” definition, lesser lump sum values (reflecting the portion of benefits not subject to Code Section 409A) would be payable, and the portion of benefits subject to Section 409A would not be paid in a lump sum but would be paid over time, as if such event had not occurred. Prior to 2008 the BRP had no change in control provision; it was amended to provide that any change in control would result in funding a trust, but the indicated lump sum benefits would be payable only upon the occurrence of an “alternate change in control,” whereas in the case of the more broadly-defined “change in control,” benefits would not be paid in a lump sum, but would be paid over time, as if such event had not occurred. Amounts in this column also include amounts shown in columns A and D in the “2014 Non-Qualified Deferred Compensation” table above.

(3)

Excise tax reimbursements apply only to agreements and equity grants entered into prior to 2012. At December 31, 2014, no individual’s payments would have exceeded applicable limits in the Code for parachute payments; therefore, no amounts are shown in this column.

PAYMENTS UPON RETIREMENT, TERMINATION, DISABILITY OR DEATH

Retirement Plans and Long-Term Disability Policy

Upon retirement at or after age 65, or if voluntary or involuntary termination of employment had occurred on December 31, 2014, all of our named executive officers would be fully vested in the present value of accumulated benefits shown in the last column of the “2014 Pension Plan Table” above, as well as the amounts in columns A and D in the “2014 Non-Qualified Deferred Compensation” table above, and benefits would become payable under the plans, as described above. In the case of voluntary or involuntary termination of employment, however, the amount payable to Mr. Sznewajs under the SERP, as shown in the 2014 Pension Plan Table, would have been reduced by 50% to his vested benefit. The values shown in the 2014 Pension Plan Table would be paid on a monthly basis and not as lump sum payments. All payments referred to above would be made by us, other than Pension Plan payments, which would be made from the trust established pursuant to the Pension Plan.

If disability had terminated employment of any of our named executive officers on December 31, 2014, under our long-term disability plan that officer would receive a maximum benefit of $144,000 per year, payable from our long-term disability insurance policy; in addition, each named executive officer would have received a BRP

PART IV – EXECUTIVE COMPENSATION	MASCO CORPORATION 2015 PROXY STATEMENT

disability benefit with respect to the underlying Pension Plan, plus, for Messrs. Sznewajs and Volas the SERP disability benefit described above under “Supplemental Executive Retirement Plan.” After reductions by the insured long-term disability benefit, resulting present values for disability benefits would have been $464,271 for Mr. Allman; $7,473,659 for Mr. Sznewajs; $6,677,616 for Mr. Volas; $134,963 for Mr. O’Reagan; $85,378 for Mr. Lindow and $231,595 for Mr. Shah. The disability benefit would terminate upon the earliest of death, recovery from disability or age 65, at which time the applicable retirement, termination or death benefits would become effective. Mr. Wadhams retired as an employee in March 2014 and therefore is not eligible for a disability benefit.

Medical benefits under the SERP, assuming the participant retired at age 65, became disabled, or terminated employment with at least an 80% vested SERP benefit, would have had a present value on December 31, 2014 of $442,659 for Mr. Sznewajs, $647,699 for Mr. Volas and $600,578 for Mr. Wadhams.

If a named executive officer died, the surviving spouse would receive an annual pension benefit. The benefit is equal to (i) amounts payable under our Pension Plan and the portion of the BRP applicable to the Pension Plan (actuarially adjusted for any optional coverage effective under these plans), plus (ii) distributions from the Profit Sharing Plan and the portion of the BRP applicable to the 401(k) Savings Plan and the Profit Sharing Plan (amounts described in (i) and (ii) are, collectively, the “offsets”), plus, (iii) for Messrs. Sznewajs, Volas and Wadhams, 39%, 45% and 45%, respectively, of his SERP benefit, reduced by the offsets. If a named executive officer has no surviving spouse, his beneficiary (if applicable) would receive the amounts described in (i) and (ii) above. The present values on December 31, 2014 of payments that we would have made from the BRP and (for Messrs. Sznewajs and Volas) from the SERP if one of our named executive officers had died on that date were: $350,580 for Mr. Allman; $6,060,571 for Mr. Sznewajs; $5,688,878 for Mr. Volas; $134,963 for Mr. O’Reagan; $85,378 for Mr. Lindow; $11,077,728 for Mr. Wadhams; and $185,604 for Mr. Shah.

Equity Plans

Absent an agreement for post-termination extended vesting, voluntary or involuntary (with or without cause) termination of employment would result in forfeiture to us of all of a named executive officer’s unvested restricted stock awards and unvested stock options. Vested stock options remain exercisable for 30 days, in the case of voluntary termination, or three months, in the case of involuntary termination (with or without cause), but not beyond the originally-specified exercise period. Vested options exercisable on December 31, 2014 are shown in the second column of the “2014 Outstanding Equity Awards at Fiscal Year-End” table above. If these vested options had been exercised at a termination date of December 31, 2014 based on our closing stock price of $25.20 on that date, the value of such options would have been $1,260,264 for Mr. Allman; $5,280,200 for Mr. Sznewajs; $3,785,818 for Mr. Volas; $85,680 for Mr. O’Reagan; $1,369,059 for Mr. Lindow; $23,105,040 for Mr. Wadhams; and $1,946,160 for Mr. Shah. Subject to limited exceptions, if employment terminates (voluntarily or involuntarily, with or without cause), we retain the right to terminate unexercised options that vested within two years prior to such termination and to recapture the after-tax proceeds for exercises of options that vested within two years prior to such termination.

In the case of disability or death, whether before or after normal retirement date, all restrictions on restricted shares would lapse. Disability or death would cause all unvested stock options to become exercisable; in the case of disability, for the maximum period of time allowed under the original awards, and in the case of death, for up to a year, but not beyond any originally-specified exercise period. If death or disability had occurred on December 31, 2014, the value of restricted shares and options vesting (assuming exercise of the options) at such date, would be as shown in the “Equity” column and in Note 1 in the “Payments Upon Change in Control” table above.

By design, our restricted stock and stock option awards do not vest upon retirement. Instead, following retirement, equity awards generally continue to vest in accordance with the remaining vesting period. Notwithstanding the foregoing, there are no termination or change in control provisions in our equity plans applicable to our named executive officers that are unavailable generally to salaried employees participating in such plans.

MASCO CORPORATION 2015 PROXY STATEMENT	PART IV – EXECUTIVE COMPENSATION

Other Arrangements

As noted above in the “Compensation Discussion and Analysis,” it is our general policy not to enter into employment or severance contracts. On an individually-negotiated basis we may enter into severance arrangements or arrangements for a named executive officer’s services following termination of employment. Such arrangements may include continued vesting of restricted stock or options that would otherwise be forfeited, as well as provisions restricting competitive activities following termination.

PART V – AUDIT COMMITTEE MATTERS	MASCO CORPORATION 2015 PROXY STATEMENT

Audit Committee Report

The Audit Committee assists the Board of Directors in fulfilling the Board’s responsibility for oversight of the integrity of our financial statements, the effectiveness of our internal controls over financial reporting, the qualifications, independence, performance and compensation of our independent registered public accounting firm (“independent auditors”), the performance of our internal audit function, our compliance with legal and regulatory requirements, and compliance by our employees and officers with our Code of Business Ethics. Management is responsible for the accuracy of our financial statements and our reporting process, including our system of internal controls over financial reporting. In discharging its oversight responsibilities, the Audit Committee reviewed and discussed with management our audited financial statements as of and for the year ended December 31, 2014 and our processes to ensure the accuracy of our financial statements.

The Audit Committee obtained from our independent auditors, PricewaterhouseCoopers LLP (“PwC”), the written disclosures and letter required by the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence. The Audit Committee discussed with PwC any relationships that may impact PwC’s objectivity and independence and satisfied itself as to PwC’s independence. The Audit Committee confirmed that PwC’s provision of non-audit services to us did not impair their independence. The Audit Committee discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 16 as adopted by the Public Company Accounting Oversight Board, regarding communication with the Audit Committee. The Audit Committee also met with PwC independent of management.

Based on the reviews and discussions with management and the independent auditors described above, the Audit Committee recommended to the Board of Directors that our financial statements as of and for the year ended December 31, 2014 be included in our Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC. The Audit Committee also reappointed PwC as our independent registered public accounting firm, which stockholders are being asked to ratify.

Audit Committee*

J. Michael Losh, Chairman

Mark R. Alexander

Dennis W. Archer

Christopher A. O’Herlihy

Donald R. Parfet

Lisa A. Payne

John C. Plant

*	Mr. Turner joined our Audit Committee on March 1, 2015, subsequent to the filing of our audited financial statements in our Form 10-K and the approval of the foregoing Report by the Audit Committee.

MASCO CORPORATION 2015 PROXY STATEMENT	PART V – AUDIT COMMITTEE MATTERS

PricewaterhouseCoopers LLP Fees

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Aggregate fees for professional services rendered to us by our independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), for the years ended December 31, 2014 and 2013 were (in millions):

	2014	2013
Audit Fees	$9.3	$9.0
Audit-Related Fees	1.8	.1
Tax Fees	1.4	1.2
All Other Fees	.2	*
Total	$12.7	$10.3

* Aggregate amount was less than $50,000

The Audit Fees for the years ended December 31, 2014 and 2013 were for professional services rendered for audits and quarterly reviews of our consolidated financial statements, audits of our internal controls over financial reporting, statutory audits, issuance of comfort letters, consents and assistance with review of documents filed with the SEC. The Audit Fees for 2014 also include fees for services rendered in connection with the proposed spin-off of our Services Business.

The Audit-Related Fees for the years ended December 31, 2014 and 2013 were for services rendered for due diligence related to acquisitions and dispositions and audits not required by law. The Audit Fees for 2014 also include fees for services rendered in connection with the proposed spin-off of our Services Business.

The Tax Fees for the years ended December 31, 2014 and 2013 were for professional services related to tax return preparation, tax planning, and tax advice related to reorganizations, divestitures and transfer pricing programs.

All Other Fees for services rendered the year ended December 31, 2014 were for services related to dispositions. All Other Fees for services rendered the year ended December 31, 2013 were for miscellaneous services rendered.

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has established a policy requiring its annual review and pre-approval of all audit services and permitted non-audit services to be performed by PwC. The Audit Committee will, as necessary, consider and, if appropriate, approve the provision of additional audit and non-audit services by PwC that are not encompassed by the Audit Committee’s annual pre-approval. The Audit Committee has delegated to the Chairman of the Audit Committee the approval authority, on a case-by-case basis, for services outside or in excess of the Audit Committee’s aggregate pre-approved levels, provided that the Chairman shall report any such decisions to the Audit Committee at its next regular meeting. All of the services referred to in the table above for 2014 were pre-approved by the Audit Committee and none of the services approved by the Audit Committee during 2014 were under the de minimis exception to pre-approval contained in the applicable rules of the SEC.

PART VI – PROPOSALS	MASCO CORPORATION 2015 PROXY STATEMENT

Proposal 1: Election of Class III Directors

The term of office of the Class III directors, who are Mark R. Alexander, Richard A. Manoogian, John C. Plant and Mary Ann Van Lokeren, expires at this meeting.

The Board proposes the re-election of Messrs. Manoogian and Plant and Ms. Van Lokeren and the election of Mr. Alexander, who joined the Board in October 2014, to serve as Class III directors. The term of the Class III directors elected at this Annual Meeting will expire at the Annual Meeting of Stockholders in 2018, or when their respective successors are elected and qualified.

Our Corporate Governance and Nominating Committee recommended Mr. Manoogian stand for re-election based on his past leadership of our Company as Chairman and Chief Executive Officer and on his tenure as a director. The Board has made an exception to its age 72 retirement policy for Mr. Manoogian and recommends Mr. Manoogian for re-election as a director.

Mr. Alexander was identified for consideration as a candidate for director by the search firm of Spencer Stuart. The Board has determined that Mr. Alexander is independent under the independence requirements of applicable law, our independence standards and the New York Stock Exchange rules.

The Board of Directors expects that the persons named as proxy holders on the proxy card will vote the shares represented by each proxy for the election of each director nominee unless a contrary direction is given. If, prior to the meeting, a nominee is unable or unwilling to serve as a director, which the Board of Directors does not expect, the proxy holders may vote for such alternate nominee, if any, as may be recommended by the Board of Directors, or the Board may reduce its size.

Information regarding each of our director nominees is set forth above in “Part III – Board of Directors.”

The Board of Directors recommends a vote FOR the election to the Board of Directors of each of the following Class III director nominees:

Name	Age	Director Since	Occupation
Mark R. Alexander	50	2014	Senior Vice President of Campbell Soup Company and President – Campbell North America
Richard A. Manoogian	78	1964	Chairman Emeritus of Masco Corporation
John C. Plant	61	2012	Chairman, Chief Executive Officer and President of TRW Automotive Holdings Corp.
Mary Ann Van Lokeren	67	1997	Retired Chairman and Chief Executive Officer of Krey Distributing Company

MASCO CORPORATION 2015 PROXY STATEMENT	PART VI – PROPOSALS

Proposal 2: Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers

We are seeking your advisory vote approving the compensation paid to our named executive officers (whom we refer to as “executive officers” in this Proposal 2) as disclosed in this proxy statement. We believe the structure of our executive compensation programs promotes the long-term interests of our stockholders by attracting and retaining talented executives and motivating them to achieve our business objectives and to create long-term value for our stockholders.

At our 2014 Annual Meeting, we submitted a non-binding advisory proposal to our stockholders to approve the compensation paid to our executive officers (a “say-on-pay proposal”). Over 96% of the votes cast on our say-on-pay proposal approved the compensation paid to our executive officers. We believe that this strong approval resulted from our continued focus on pay-for-performance.

Our compensation programs reward our executive officers to a significant degree based on our performance. Accordingly, each executive officer’s potential performance-based compensation represents a significant percentage of his total annual target compensation. In 2014, the percentage of total target compensation (defined as annual base salary, target cash bonus opportunity, target restricted stock opportunity, target opportunity under the LTCIP, and the value of stock options) that was performance-based was approximately 84% for our CEO and 76% for our other executive officers. Although our performance in 2014 improved as compared to the previous year, we did not achieve the target goals that were established for our annual performance program. As a result, consistent with our commitment to pay-for-performance, the restricted stock awards granted and cash bonuses earned by our executives for 2014 performance were less than 2013, except for Mr. Allman, who was promoted to CEO in 2014. Since we significantly improved our ROIC for the three-year period from 2012-2014, we exceeded the maximum threshold for payment under our LTCIP. Our executive officers who participated in the LTCIP for the 2012-2014 period received the maximum award opportunity under the LTCIP.

In addition to our emphasis on pay-for-performance, we believe that having a significant ownership interest in our stock is critical to aligning the interests of our executive officers with the long-term interests of our stockholders. Accordingly, equity grants in the form of restricted stock awards and stock options are an important component of compensation for our executive officers.

During 2014, the Organization and Compensation Committee again reviewed our compensation programs and practices to ensure alignment of our best interests and the objectives for our compensation programs. We also continued our robust stockholder engagement program by reaching out to our largest stockholders in the spring and in the fall to discuss a broad range of executive compensation and governance topics.

Our compensation programs incorporate many “best practices,” such as:

•

Our compensation programs are weighted toward long-term incentives and our mix of these incentives gives approximately equal weight to performance-based restricted stock, stock options and our three-year Long Term Cash Incentive Program;

•	Our restricted stock and stock option awards generally have five-year vesting schedules, longer than typical market practices;

•	We employ an annual market analysis of executive compensation relative to peer companies and published survey data for comparably-sized companies;

•	We provide limited perquisites to our executive officers;

PART VI – PROPOSALS	MASCO CORPORATION 2015 PROXY STATEMENT

•	Our anti-hedging and anti-pledging policy prohibits the hedging of our stock by our executives and directors, and also prohibits these individuals from making future pledges of our stock;

•

Our clawback policy provides that if we restate our financial statements, other than as a result of changes to accounting rules or regulations, the Committee may recover from our executives incentive compensation that was paid or granted in the three-year period prior to the restatement regardless of whether misconduct caused the restatement;

•	We require our CEO to own stock valued at six times his base salary;

•	We eliminated the excise tax gross-up feature on all equity grants made since 2012;

•	We have double-trigger vesting of equity on a change in control (for all equity grants beginning in 2013);

•	We have no employment agreements, change in control agreements or contractual severance agreements with our executive officers;

•	Our equity plan prohibits the repricing of options; and

•	Our Organization and Compensation Committee, comprised exclusively of independent directors, uses tally sheets and analyzes risk in setting executive compensation.

For the reasons discussed above, the Board recommends a vote FOR the following resolution providing an advisory approval of the compensation paid to our named executive officers:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the related material disclosed in this proxy statement, is hereby approved.

Although the vote on this proposal is advisory and non-binding, the Organization and Compensation Committee and the Board will review and consider the result of the vote when making future determinations regarding our executive compensation programs. The affirmative vote of a majority of the votes cast by shares entitled to vote thereon is required for the approval of the foregoing resolution. Abstentions and broker non-votes are not counted as votes cast, and therefore do not affect the approval of the resolution.

MASCO CORPORATION 2015 PROXY STATEMENT	PART VI – PROPOSALS

Proposal 3: Ratification of Selection of Independent Auditors

The Audit Committee has selected the independent registered public accounting firm of PricewaterhouseCoopers LLP (“PwC”) to audit our financial statements for the year 2015, and believes it appropriate to submit its selection for ratification by stockholders.

Representatives of PwC will be present at the Annual Meeting and will have the opportunity to make a statement and respond to appropriate questions. If the selection of PwC is not ratified, the Audit Committee will consider selecting another independent registered public accounting firm as our independent auditors.

The affirmative vote of a majority of the votes cast by shares entitled to vote is required for the ratification of the selection of independent auditors. Abstentions and broker non-votes are not counted as votes cast, and therefore do not affect the ratification of the selection of independent auditors.

The Board recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors for the year 2015.

PART VII – OTHER MATTERS	MASCO CORPORATION 2015 PROXY STATEMENT

2016 Annual Meeting of Stockholders

If you wish to submit a proposal to be considered at the 2016 Annual Meeting, you must comply with the following procedures:

•

If you intend to present proposals to be included in our proxy statement for our 2016 Annual Meeting, you must give written notice of your intent to our Secretary on or before December 4, 2015 (120 calendar days prior to the anniversary of our mailing this proxy statement). The proposals must comply with SEC regulations under Rule 14a-8 for including stockholder proposals in a company’s materials.

•

If you intend to bring a matter before next year’s meeting, other than by submitting a proposal to be included in our proxy statement, we must receive notice in accordance with our Bylaws, which state that our Secretary must receive your notice no earlier than January 5, 2016 and no later than February 4, 2016. For each matter you intend to bring before the meeting, your notice must include a brief description of the business to be brought before the meeting; the text of the proposal or business (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend the Bylaws, the language of the proposed amendment); the reasons for conducting the business at the meeting and any material interest you may have in such business; your name and address as it appears in our records; the number of shares of our common stock you own; a representation that you are a holder of record of shares of our stock entitled to vote at such meeting and you intend to appear in person or by proxy at the meeting to propose such business; and a representation as to whether you are part of a group that intends to deliver a proxy statement or form of proxy to holders of at least the percentage of our outstanding common stock required to approve or adopt such proposal, or if you intend to otherwise solicit proxies from stockholders in support of your proposal.

•

If you wish to nominate director candidates for election to the Board at the 2016 Annual Meeting, you must submit the following information required by our Certificate of Incorporation to our Secretary no later than February 17, 2016: your name and address and the name and address of the person(s) to be nominated; a representation that you are a holder of record of shares of our common stock entitled to vote at such meeting and you intend to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice; a description of all arrangements or understandings between you and each nominee and any other person(s) (naming such person(s)) pursuant to which the nomination(s) is or are to be made by you; other information regarding each nominee you are proposing, as would have been required to be included in a proxy statement filed pursuant to the SEC’s proxy rules if the nominee had been nominated by the Board of Directors; and the written consent of each nominee to serve as our director if elected. In addition, our Bylaws require that the notice of intent to make a nomination shall be accompanied by a statement whether each nominee, if elected, intends to tender, promptly following such election, an irrevocable resignation effective upon such person’s failure to receive the required vote for re-election at the next meeting at which such person would face re-election and upon the Board of Directors’ acceptance of such resignation. Our Bylaws also state that a stockholder seeking to make a nomination before an annual meeting shall promptly provide to us any other information we reasonably request.

Any communication to be made to our Secretary as described above should be sent to:

Kenneth G. Cole, Secretary

Masco Corporation

21001 Van Born Road

Taylor, Michigan 48180

MASCO CORPORATION 2015 PROXY STATEMENT	PART VII – OTHER MATTERS

Other Matters

The Board of Directors knows of no other matters to be voted upon at the Annual Meeting. If any other matters properly come before the Annual Meeting, the proxy holders named in the enclosed proxy will have discretionary authority to vote the shares represented by the proxy in their discretion with respect to such matters.

By Order of the Board of Directors,

Kenneth G. Cole

Vice President, General Counsel and Secretary

Taylor, Michigan

April 2, 2015

Masco Corporation

Annual Meeting of Stockholders to be held at:

Masco Corporation, 21001 Van Born Road, Taylor, Michigan 48180

NOTE: Road construction may require an alternate route.

From Metro Airport (West)

•	Take I-94 east to Exit 204 for the Southfield Freeway/M-39.
•	Keep right at the fork and follow the signs for Pelham Road.
•	Turn left onto Pelham Road and proceed to Van Born Road.
•	Turn left onto Van Born Road and proceed to the corporate office (on the left).

From Southfield/Birmingham (North)

•	Take the Southfield Freeway to Exit 3 for Outer Drive/Van Born Road.
•	Stay on the service drive, which bears right onto Van Born Road.
•	Proceed on Van Born Road to the corporate office (on the left).

From Downtown Detroit (East)

•	Take I-94 west to Exit 204 for the Southfield Freeway/M-39/Pelham Road.
•	Follow the signs for Pelham Road and turn right onto Pelham Road.
•	Proceed on Pelham Road to Van Born Road.
•	Turn left onto Van Born Road and proceed to the corporate office (on the left).

From Toledo (South)

•	Take I-75 north to Exit 202 for Telegraph Road/US-24 north.
•	Proceed on Telegraph Road north to Van Born Road.
•	Turn right on Van Born Road and proceed to the corporate office (on the right).

MASCO CORPORATION 21001 VAN BORN ROAD TAYLOR, MI 48180

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Sunday, May 3, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Sunday, May 3, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M69032-P46187	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — —  — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

MASCO CORPORATION

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors	For	Against	Abstain			For	Against	Abstain
	1a. Mark R. Alexander	☐	☐	☐	3.	To ratify the selection of PricewaterhouseCoopers LLP as independent auditors for the Company for 2015.	☐	☐	☐
	1b. Richard A. Manoogian	☐	☐	☐
	1c. John C. Plant	☐	☐	☐	NOTE: In their discretion, the proxy holders are authorized to vote upon such other matters that may come before the meeting or any adjournment or adjournments thereof.
	1d. Mary Ann Van Lokeren	☐	☐	☐

The Board of Directors recommends you vote FOR the Company’s proposals 2 and 3:

2.	To approve, by non-binding advisory vote, the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the related materials disclosed in the Proxy Statement.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — —

M69033-P46187

MASCO CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING OF STOCKHOLDERS

MAY 4, 2015

The undersigned stockholder(s) hereby appoint(s) Keith J. Allman and Kenneth G. Cole, or either of them, as proxy holders, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of MASCO CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 A.M. Eastern Time on Monday, May 4, 2015, at the offices of the Company at 21001 Van Born Road, Taylor, Michigan 48180, and any adjournment or postponement thereof, and to vote in his discretion on any other matters that may come before the meeting or any adjournments or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Secretary of the Company or by filing with the Secretary of the Company a later-dated proxy. Should the undersigned be present and want to vote in person at the Annual Meeting, or at any postponement or adjournment thereof, the undersigned may revoke this proxy by giving written notice of such revocation to the Secretary of the Company on a form provided at the meeting. The undersigned hereby acknowledge(s) receipt of a Notice of Annual Meeting of Stockholders of the Company called for May 4, 2015, the Proxy Statement for the Annual Meeting and the Annual Report to Shareholders, prior to the signing of this proxy.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side